UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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AVIENT CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PROXY STATEMENT 2021

MESSAGE FROM OUR CEO

March 30, 2021

Dear Fellow Shareholder:

You are cordially invited to attend and participate in the Avient Corporation Annual Meeting of Shareholders (the “Annual Meeting”), which will be held virtually via live webcast at 9:00 a.m. Eastern Time on Thursday, May 13, 2021. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/AVNT2021 at the meeting date and time described in the accompanying Proxy Statement.

The coronavirus (COVID-19) pandemic has served as both a test and learning opportunity for much of the world. Our heartfelt sympathies are offered to all those who have been impacted by the virus, and our gratitude is extended to all those on the front lines and others supporting the response and recovery efforts. We have decided to hold the Annual Meeting virtually again this year due to the public health impact of COVID-19 and to support the health and well-being of our associates and shareholders. In addition, we believe that hosting a virtual meeting enables greater shareholder attendance and participation from any location around the world, improves our ability to communicate more effectively with our shareholders, and reduces the cost and environmental impact of the Annual Meeting.

A Notice of the 2021 Annual Meeting of Shareholders, a proxy summary and the Proxy Statement follow. Please review this material for information concerning the business to be conducted at the Annual Meeting, including the nominees for election to our Board of Directors (the “Board”).

You will also find enclosed a proxy card and/or voting instruction card and an envelope in which to return the card. Whether or not you plan to attend and participate in the Annual Meeting, please complete, sign, date and return your enclosed proxy card and/or voting instruction card, or vote by telephone or over the internet, as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. Your vote is very important. You may, of course, withdraw your proxy and change your vote prior to or at the Annual Meeting by following the steps described in the Proxy Statement.

I appreciate the strong support of our shareholders over the years and hope that you will be able to attend and participate in this year’s Annual Meeting.

Sincerely,

Robert M. Patterson

Chairman, President and Chief Executive Officer

Avient Corporation

Please refer to the accompanying materials for voting instructions.

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NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 13, 2021

9:00 a.m. Eastern Time

To be held online at www.virtualshareholdermeeting.com/AVNT2021

We are pleased to invite you to join our Board, senior leadership and other associates of Avient Corporation (“Avient” or the “Company”) for the Annual Meeting.

Record Date

The Board set March 16, 2021 as the record date for the Annual Meeting and owners of record of common shares of Avient as of the close of business on that date are eligible to:

•	Receive this notice of the Annual Meeting; and

•	Vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Voting Matters and Vote Recommendations

Proposals For Your Vote	Board Recommendation
1 Elect ten nominees to our Board	Vote FOR Each Nominee
2 Approve, on an advisory basis, our Named Executive Officer compensation	Vote FOR
3 Ratify Ernst & Young LLP (“EY”) as our independent registered public accountants for 2021	Vote FOR
Shareholders will also consider and transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please ensure that your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by telephone or over the internet, or by completing, signing, dating and returning your proxy card and/or voting instruction card in the enclosed envelope.

March 30, 2021	For the Board of Directors Lisa K. Kunkle Senior Vice President, General Counsel & Secretary

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting to be held on May 13, 2021:

The proxy statement, proxy card and annual report to shareholders for the fiscal year ended December 31, 2020 are available at our website, www.avient.com, on the

“Investor Relations” page.

ii

PROXY SUMMARY

PROXY SUMMARY

This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

VOTING AND MEETING INFORMATION

Your vote is important to the future of the Company. Please carefully review the proxy materials for the Annual Meeting, which will be held virtually via live webcast on Thursday, May 13, 2021 at 9:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/AVNT2021. Follow the instructions below to cast your vote on all of the voting matters.

Due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our associates and shareholders, we have again planned to hold our Annual Meeting solely online this year. In addition, we believe that hosting a virtual meeting enables greater shareholder attendance and participation from any location around the world, improves our ability to communicate more effectively with our shareholders, and reduces the cost and environmental impact of the Annual Meeting. We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as you would have at an in-person meeting.

We are mailing this proxy statement and the enclosed proxy card or, if applicable, the voting instruction card, to shareholders on or about March 30, 2021.

Attendance and Participation

Our completely virtual Annual Meeting will be conducted on the internet via live webcast. You will be able to attend and participate in the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/AVNT2021. Shareholders will be able to vote their shares electronically during the Annual Meeting.

Shareholders as of the close of business on March 16, 2021, the record date for the Annual Meeting, may attend and participate in the Annual Meeting. To attend and participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card and/or voting instruction card. The Annual Meeting webcast will begin promptly at 9:00 a.m. Eastern Time. We encourage you to access the Annual Meeting prior to the start time. Online access will begin at 8:45 a.m. Eastern Time.

The virtual Annual Meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to attend and participate in the Annual Meeting. Participants should also give themselves plenty of time to log in prior to the start of the Annual Meeting.

Who is Eligible to Vote

You are entitled to vote if you were a shareholder as of the close of business on March 16, 2021, the record date for the Annual Meeting. Each common share is entitled to one vote for each Board nominee and one vote for each of the other proposals to be voted on at the Annual Meeting.

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Shareholders of Record: If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares. As a shareholder of record, you may vote during the Annual Meeting by participating in the Annual Meeting online and following the instructions posted at www.virtualshareholdermeeting.com/AVNT2021 or you may vote by proxy.

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Beneficial Owners of Shares Held in Street Name: If your shares are held in an account at a brokerage firm, bank, or other similar organization, you are the beneficial owner of shares held in “street name,” and the

PROXY SUMMARY

organization with which you have an account is considered the shareholder of record for purposes of voting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You are also invited to attend, participate in, and vote at the Annual Meeting online at www.virtualshareholdermeeting.com/AVNT2021.

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Participants in the Avient Retirement Savings Plan and the Avient Canada Retirement Savings Program: If you are a participant in one of these plans, you must sign and return your voting instruction card to instruct the trustee on how to vote the shares held under the relevant plan. You will not be able to vote shares held in these plans electronically online during the Annual Meeting.

Advance Voting Methods

Even if you plan to attend and participate in our Annual Meeting, please cast your vote as soon as possible using one of the following advance voting methods:

Visit www.proxyvote.com to vote your proxy OVER THE INTERNET until 11:59 p.m. (ET) on May 12, 2021.
Call 1-800-690-6903 to vote your proxy BY TELEPHONE until 11:59 p.m. (ET) on May 12, 2021.
Sign, date and return your proxy card and/or voting instruction card to vote BY MAIL.

Each shareholder’s vote is important. Please submit your vote and proxy by telephone or over the internet, or complete, sign, date and return your proxy card or voting instruction card.

Voting During the Annual Meeting

Shareholders may vote their shares electronically online during the Annual Meeting. If you choose to vote your shares online during the Annual Meeting, follow the instructions posted at www.virtualshareholdermeeting.com/AVNT2021. You will need the 16-digit control number included on your proxy card and/or voting instruction card. Voting electronically online during the Annual Meeting will replace any previous votes.

Participants in the Avient Retirement Savings Plan and the Avient Canada Retirement Savings Program will not be able to vote shares held in these plans electronically online during the Annual Meeting.

Questions

Shareholders may submit questions during the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/AVNT2021, and following the instructions on the meeting platform.

Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment or product issues, are not pertinent to Annual Meeting matters and therefore will not be answered.

PROXY SUMMARY

Company Operating Performance

2020 will be remembered for the pandemic and how it affected people around the world. For our associates and other stakeholders, it will also be remembered as a pivotal year – one of new beginnings, resiliency and a validation of our workplace culture. In July, we completed the transformational acquisition of the Clariant Masterbatch business and launched our new brand – Avient. Our strategic investments in higher growth, less cyclical end markets and innovative technologies in our sustainable solutions portfolio, such as composites applications for light-weighting and performance additives for food and beverage packaging, ultimately drove 11%(1) pro forma adjusted EPS growth for the year.

Additional 2020 Company performance highlights include:

●	Full-year 2020 Generally Accepted Accounting Principles (“GAAP”) EPS was $1.45, compared to $0.97 in 2019;

●	Our 0.50 injury incident rate was our best ever and is world-class in our industry;

●	Remained certified as an ACC Responsible Care® organization for outstanding environmental, health and safety performance;

●	Completed transformational acquisition of the Clariant Masterbatch business, introduced our new brand Avient, and were successful in early integration execution while increasing synergy and value creation opportunities;

●	Continued our journey of improving our culture: certified as a Great Place to Work® by the Great Place to Work Institute;

●	Increased pro forma adjusted EPS 11% from $1.74 to $1.93(1) as an essential supplier during the pandemic due to growth in healthcare and consumer applications;

●	The Specialty Engineered Materials (“SEM”) business delivered record operating income growing 13% over 2019, driven by strong demand for our composites and outdoor high performance applications;

●	Generated the highest level of free cash flow in the Company’s history, finishing the year with $650 million of cash and over $900 million of liquidity;

●	Increased our dividend for the 10th consecutive year; and

●	Re-purchased 1.3 million shares of Avient stock at an average price of $17.89 per share.

(1)

Pro forma adjusted EPS differs from what is reported under United States GAAP. To provide comparable financial results, the Company references “pro forma” financial metrics, which include the business results of Clariant Masterbatch for periods prior to the acquisition date. Management believes this provides comparability of the performance of the combined businesses. See Appendix A for an explanation of management’s use of non-GAAP financial measures and a reconciliation of pro forma non-GAAP financial measures to our results as reported under GAAP.

Despite the challenges in 2020, Avient delivered these accomplishments through focus and determination. At the same time, we continued to invest for the future. Our investments in our people, sustainability and our transformative portfolio actions will drive us and define us for many years to come.

Our Company Culture

Avient Corporation was originally established as PolyOne Corporation in 2000 through the consolidation of two historic companies in the materials industry with a mission to become the world’s premier provider of specialized and sustainable solutions. We are driven by our four-pillar strategy of Specialization, Globalization, Commercial Excellence and Operational Excellence. Coincident with the transformational acquisition of Clariant Masterbatch in 2020, we branded the collective enterprise as Avient—a new name, for a new kind of materials company.

Our core values of Collaboration, Innovation and Excellence, and our personal values of Integrity, Honesty and Respect, are critical to our culture and underpin all that we do. Our strong performance reflects the Company culture

PROXY SUMMARY

we strive to create, which is made possible through the dedication and hard work of our global associates. We, in turn, support our associates’ efforts by investing in them and aligning compensation accordingly.

Ultimately, we aim to create a world-class, sustainable organization. This is captured in our four cornerstones of sustainability which we report on extensively in our Sustainability Report.    We refer to these as the 4Ps: People, Products, Planet and Performance.

The 4Ps of Sustainability at Avient

People

“People” is the first of Avient’s four cornerstones of sustainability and helps to form the framework of our Company culture. The success and growth of our business depend in large part on our ability to attract, develop and retain a diverse population of talented and high-performing employees at all levels of our organization.

Safety and Health

The top priority at Avient is safety and our ultimate goal is to operate injury free. Progress toward this goal is measured at all levels of the Company. In 2020, we maintained world-class performance for our industry, with a recordable incident rate of 0.50 per 100 full-time workers per year, as compared to the industry average of 3.7 in 2019. We continue to be recognized as an American Chemistry Council Responsible Care® company and set high standards for our operations as we strive to achieve our goal of zero recordable injuries.

In response to the COVID-19 pandemic, we quickly began implementing changes in our business designed to protect the health and well-being of our employees, customers and communities, and to support appropriate physical distancing and other health and safety protocols. We implemented remote, alternate and flexible work arrangements where possible, including split shifts at facilities and virtual work options for those on-site functions that could be performed remotely. We mobilized regional COVID-19 task forces and collaboratively implemented health and safety protocols, including enhanced cleaning and sanitary procedures, domestic and international travel restrictions, and return-to-work and visitor screening procedures. We also postponed or canceled our hosting of or attending large events. As the pandemic continues, we are constantly monitoring and adhering to local government requirements and conditions everywhere we operate. We are working vigilantly to prioritize the health and safety of our associates first, while still continuing to operate and serve the essential and emerging needs around the world through our products and services.

Health and wellness is a commitment we make to every Avient associate. We do this through our safety focus, benefits and wellness programs that support financial, physical and mental wellness. Some are tailored to local standards and needs like summer flexible work schedules. Others canvas our global organization, like our Global Fun Run and Walk, which for 2020 was a virtual marathon completed over several weeks.

Training and Development

Training and development of our workforce is crucial for Avient, as it influences our “great place to work” culture while enabling our teams to accomplish business goals. Training and development opportunities are provided to all full-time and part-time associates through global programs and technology, to ensure a consistent and high-quality experience for all associates. Examples of training and development opportunities available to our associates include: regular performance feedback, career development discussions with managers, training and professional development courses through Avient Academy, and access to the global eLearning platform, LinkedIn Learning.

Avient also offers nomination-based leadership development programs, such as NextGen, PolyMasters, Lean Six Sigma Master Blackbelt, as well as Core Leadership, an open-enrollment program for leaders of people globally. In 2019, we sought to improve engagement and our culture of learning in our manufacturing locations. With the launch of our Engage program, we brought classroom experiences focused on our products and customers to our production associates. Some of the topics covered by our training programs include: leadership development, safety, Lean Six

PROXY SUMMARY

Sigma concepts, technical and operational skills, and ethics and compliance. Leaders at Avient play a key role in our approach to training and development. Executive leaders serve as facilitators in our leadership programs, and NextGen graduates lead the Engage training sessions.

Diversity and Inclusion

At Avient, we recognize the immense benefits that a diverse team brings to our organization, including delivering better business outcomes. Our talented people leverage their diverse backgrounds and skills toward a common goal: meeting the needs of the present without compromising the ability of future generations to do the same. This spirit of inclusive collaboration can be felt throughout our Company. It drives the innovation that earns us leadership positions in the markets we serve and underpins the high level of respect we show each other every day.

Our commitment to diversity begins at the highest levels of our organization, as evidenced by our “Winning” distinction from the 2020 Women on Boards organization for having 30% female board members, exceeding that organization’s criteria of 20%. To further its commitment to maintaining diversity at the highest levels of our Company, our Board recently adopted a form of the “Rooney Rule,” which requires the Governance and Corporate Responsibility Committee to include (and requires that any search firm it engages to include) qualified female, racially/ethnically diverse persons, and/or persons from underrepresented groups in the initial pool from which director nominees and Chief Executive Officer candidates are chosen. In addition, our board has engaged a third-party search firm to assist us in identifying an additional board member who is from an underrepresented minority.

From a management perspective, 60% of our CEO’s direct reports are female or minority, which we believe sets the right tone and expectation for diversity and inclusion within the company.

More broadly within the company, our diversity and inclusion approach is fostered by multiple Employee Resource Groups that are driving improvements and opening opportunities throughout our organization. The vision that guides our collective efforts is consistent and unwavering: to be the company of choice for all. It is from this vision that our Employee Resource Groups were born and flourish today. Each group has its own mission and supporting activities, and their efforts coalesce to help educate and inspire our global workforce and fortify sustainable business practices.

Our Employee Resource Groups include: PRIDE at Avient (which is working to create a safe and accepting environment that enables LGBTQ+ associates to perform to their fullest potential and contribute to the success of our company), HYPE (which stands for Harnessing Young Potential Energy and is building a collaborative network of Avient’s young professionals), and LEAD by Women (which promotes diversity and inclusion by increasing access to the tools and resources necessary to build leadership skills and accelerate careers).

The executive leadership team manages our diversity and inclusion program, which ensures that we have leadership accountability in advancing our diversity and inclusion strategy. In addition to bi-annual reviews with the leadership team, Avient has implemented recruiting guidelines to expand our diverse talent pipeline, with at least one-third of candidates being female or a U.S. minority.

Additionally, PRIDE at Avient continues to lead best practices and meaningful programming to improve experiences of LGBTQ+ employees in our workplace. Their efforts were instrumental in our achievement of earning the distinction of a “Best Place to Work” on the Corporate Equality Index with a perfect score of 100% in 2020 and 2021.

PROXY SUMMARY

Other initiatives, including Mentoring at Avient and campus partnerships are vital for progress in our diversity and inclusion journey. We require equality of opportunity for all qualified individuals in accordance with applicable laws. Decisions on hiring, promotion, development, compensation or advancement are based solely on a person’s qualifications, abilities, experience and performance, except where local law requires us to take actions to increase employment opportunities for a specific group. The Avient Ethics Hotline serves as a mechanism for associates to anonymously report any perceived concerns regarding these topics.

With all the time, effort and resources we invest to build our culture and support our associates, we have been honored to receive awards that showcase our company and people. Back in 2018, we were very proud to earn our first Great Place to Work® certification by the Great Place to Work Institute in the U.S. We conducted a pulse engagement survey in 2019. This shorter, more focused survey was intended to provide actionable insights to managers in key focus areas. We mapped these survey questions back to core areas of prior surveys, and achieved improvements in critical areas such as trusting in our managers and team collaboration.

In 2020, we conducted our first survey as Avient, including all associates from the Clariant Masterbatch business. Associates in over 40 countries and nearly 170 locations participated, providing actionable feedback to support our employee engagement efforts. Our results showed exceptional feedback from our associates, and we were certified again as a Great Place to Work® in 2020.

Products

Innovation is the lifeblood of a specialty company, and our transformation to a specialty company has been defined by the ongoing evolution of our portfolio offerings to meet the product performance and sustainability needs of our customers. Our innovation pipeline remains robust, as we leverage our formulation expertise and sustainable solutions portfolio. Our technology offerings have also expanded with the addition of the Clariant Masterbatch technology portfolio.

We offer a broad portfolio of technologies that help our customers—and our planet—be more sustainable. Through our design expertise and material science, we positively impact and enable our customers’ products in nearly every end market. We have defined our Sustainability Portfolio in the eight ways we help our customers meet their innovation and sustainability goals:

The benefits of these solutions include:

●	Increased shelf-life and quality of food, beverages, medicine and other perishable goods through high-performance materials that require less plastic;
●	Light-weighting by replacing heavier traditional materials like metal, glass and wood, which can improve fuel efficiency and lower emissions in all modes of transportation; and
●	Minimizing wastewater during production processes and improving the recyclability of materials, including in packaging, across a spectrum of end uses.

As the world begins to shift from operating in a linear economy to a circular economy, Avient is proud to be a part of the solution. We help our customers increase post-consumer recycled content, formulate with bio-based materials, use less material during production, reduce energy required for production, and build alternative energy applications to name a few. In fact, in 2020 approximately 65.1% of the revenue generated from sustainable solutions came from products designed for resource conservation.

PROXY SUMMARY

Another excellent measurement of our innovation performance is our Vitality Index, which represents Company revenue from products that have been in our portfolio for less than five years. For 2020, our Vitality Index was 37.4%, which we view as world-class.

Planet

The need to take care of our precious planet has never been more important. Governments, industry and consumers each must take accountability and play active roles to achieve sustainability. Avient is fully committed to protecting the environment by addressing climate change, conserving natural resources and preventing pollution. Through our environmental aspect and impact assessments within our Environmental, Health & Safety (EH&S) Management System, we have focused on the following key topics: energy, emissions and climate change, as well as effluents and waste from our operations.

Avient’s Corporate EH&S Department is responsible for overseeing these areas, which receives input and monitoring from our leadership team and Board of Directors. While this group sets and monitors performance against management system standards, the full operational responsibility lies within each business unit and operating site. To ensure performance expectations are met, each site has trained management personnel to oversee their management systems.

In our 2019 Sustainability Report, we announced the following Sustainability Goals at Avient. We committed to each of these objectives and will aggressively pursue their attainment through internal rigor, investment and innovation. The positive impact of our progress and ultimate achievement will benefit the planet and the people of the world, while at the same time adding value to Avient’s customers, communities, associates and shareholders.

Sustainability Goals

By 2030, Avient will enable 100% of our products manufactured for packaging applications to be recyclable or reusable to advance the circular economy.	By 2030, Avient will obtain directly or contract for 40% of its electricity demand from renewable sources.

By 2030, 100% of Avient’s technology platform projects will deliver sustainable solutions that enable our customers’ innovation goals.	By 2030, to ensure alignment with Avient’s expectations on environmental, social and governance requirements, Avient will assess its top suppliers representing 90% of our total raw material costs.

By 2030, Avient will reduce Scope 1 & 2 greenhouse gas emissions by 35% with 2019 as a baseline. By 2030, Avient will reduce waste to landfill by 35% from the 2019 baseline.	As a founding member of the Alliance to End Plastic Waste, Avient will collaborate to develop and implement solutions to end plastic waste with approximately 50 members across the value chain. The Alliance will invest $1.5 billion over five years in innovation, infrastructure, education and clean-up.

Plastic waste is an issue impacting our world, and we are proud to be a founding member of the Alliance to End Plastic Waste (AEPW). This organization is a CEO-led, cross-sector, not-for-profit made up of approximately 50 companies. The mission of the Alliance is clear: develop, accelerate and deploy solutions, catalyze public and private investment, and engage communities to help end plastic waste in the environment. Our investments are focusing on infrastructure, innovation, education and clean-up initiatives. Projects in some of the most challenging areas in need of support are well underway. Our early progress and traction is both encouraging and rewarding.

PROXY SUMMARY

Additionally, Avient is a member of the American Chemistry Council and Plastic Industry Association’s Operation Clean Sweep®, a set of guidelines for process, training and audit of our operations to prevent plastic pellet loss into the environment. Our local facilities also host litter clean up events in our communities and promote awareness about responsible waste management. This is in addition to the 16 hours of paid time off every Avient associate receives each year to volunteer for any non-profit organization they are passionate about and can improve the community. Our United Way campaign remains an important financial driving force as well, and since 2007 our associates in North America have given generously, raising more than $15 million.

Performance

Our fourth “P” is for Performance, and it is inextricably linked to the other three. 2020 will be remembered for the pandemic and how it affected people around the world. For our associates and other stakeholders, it will also be remembered as a pivotal year – one of new beginnings, resiliency and a validation of our workplace culture. In July, we completed the transformational acquisition of the Clariant Masterbatch business and launched our new brand – Avient. Our strategic investments in higher growth, less cyclical end markets and innovative technologies in our sustainable solutions portfolio, such as composites applications for light-weighting and performance additives for food and beverage packaging, ultimately drove 11% adjusted EPS growth for the year.

We also delivered value for our shareholders in other ways, such as raising our dividend for the 10th consecutive year, and repurchasing 1.3 million shares.

Additional performance commentary is provided in the Company Operating Performance section of this proxy statement, on the Investor Relations section of avient.com, in our 2020 Annual Report and during our quarterly earnings conference calls. Information on our website is not deemed a part hereof, unless explicitly incorporated by reference.

Impact of Our Performance on Named Executive Officer 2020 Compensation

Our 2020 compensation reflected our pay-for-performance philosophy of aligning executive compensation directly with our financial performance, and no adjustments were made to our compensation programs, both short term and long term, that were driven by the COVID-19 pandemic.

Our Named Executive Officers for 2020 are:

Name	Title
Robert M. Patterson	Chairman, President and Chief Executive Officer
Jamie A. Beggs (1)	Senior Vice President, Chief Financial Officer
Michael A. Garratt (2)	Senior Vice President, President, Color, Additives and Inks, EMEA
M. John Midea	Senior Vice President, Global Operations and Process Improvement
Lisa K. Kunkle	Senior Vice President, General Counsel and Secretary
Bradley C. Richardson (3)	Former Executive Vice President, Chief Financial Officer

(1)	Ms. Beggs began serving as our Senior Vice President, Chief Financial Officer effective August 24, 2020.
(2)

Mr. Garratt began serving as our Senior Vice President, President, Color, Additives and Inks, EMEA effective April 1, 2020. Prior to April 1, 2020, Mr. Garratt served as Senior Vice President, Chief Commercial Officer.

(3)	Mr. Richardson served as our Executive Vice President, Chief Financial Officer until August 24, 2020, and he retired as an employee on December 1, 2020.

PROXY SUMMARY

2020 Annual Incentive Program

We set aggressive goals for each of our performance measures in our 2020 annual cash incentive program (the “2020 Annual Incentive Program”). Our strong performance in 2020 resulted in the executive officers named in the 2020 Summary Compensation Table of this proxy statement (the “Named Executive Officers”) earning an above target payout under the 2020 Annual Incentive Program.

2020 Annual Incentive Program opportunities were based on consolidated Company results for all of the Named Executive Officers and were calculated with adjustments for acquisitions, divestitures and special items pursuant to the terms of the 2020 Annual Incentive Program and as approved by the Compensation Committee.

2020 Annual Incentive Program*
Measure	Weighting	Threshold	Target	Maximum	Results	Payout %
Adjusted Operating Income	40%	$214.0	$233.1	$259.0	$219.6	65%
Working Capital as a % of Sales	35%	12.6%	12.2%	11.4%	10.6%	200%
Clariant Masterbatch Objectives	25%	See the Compensation Discussion and Analysis section for more information (goals and achievements)				100%
Total Attainment						120.9%

*Adjusted operating income (performance measures and results) reported in the table above was calculated with adjustments for special items (as noted on Appendix A) pursuant to the terms of the plans and as approved by the Compensation Committee.

The following table shows, for each Named Executive Officer, the target 2020 Annual Incentive Program payout opportunity, the percentage of such payout opportunity earned based on 2020 performance, and the dollar value of the actual payout.

2020 Annual Incentive Program Payouts
Named Executive Officer	2020 Target Opportunity ($)	Payout (%)	Payout ($)
Mr. Patterson	$1,301,538	120.9%	$1,573,560
Ms. Beggs (1)	$120,144	120.9%	$145,254
Mr. Garratt	$267,231	120.9%	$323,082
Mr. Midea	$249,462	120.9%	$301,599
Ms. Kunkle	$265,385	120.9%	$320,850
Mr. Richardson (1)	$419,138	120.9%	$506,738

(1)	Target opportunities for Ms. Beggs and Mr. Richardson are prorated based on their dates of service and base pay earned during 2020.

2020 Long-Term Incentive Program

In 2020, the participating Named Executive Officers earned a 91% cash-settled performance unit payout under our 2017 Equity and Incentive Compensation Plan (the “2017 Plan”). The payout was earned based on the Company’s adjusted EPS performance over four equally-weighted performance periods as noted below.

2018 – 2020 Cash-Settled Performance Units Performance Measure: Adjusted EPS

Performance Periods	Weighting	Target	Result	Payout%
January 1, 2018 – December 31, 2018	25%	$2.43	$2.43	100%
January 1, 2019 – December 31, 2019	25%	$2.55	$2.42	80%
January 1, 2020 – December 31, 2020	25%	$1.97	$1.90	94%
January 1, 2018 – December 31, 2020	25%	$6.95	$6.74	90%
Total Attainment				91%

PROXY SUMMARY

Adjusted EPS (threshold, target and maximum levels, and results) with respect to the incentives described above were calculated with adjustments for acquisitions, divestitures and special items pursuant to the terms of the 2018-2020 long-term incentive program (the “2018-2020 Long-Term Incentive Program”) and as approved by the Compensation Committee.

For information on the terms and conditions of these incentive programs, see the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

Our Director Nominees and Committee Membership

You are being asked to vote on the election of ten Directors. Detailed information about each Director nominee’s background, qualifications, attributes, skills and experience can be found beginning on page 15.

Name	Age	Director Since	Principal Position	Notable Skills and Experiences	Independent	Committee Membership (M=Member, C=Chair)
						AC	CC	G&CRC	EH&SC
Robert E. Abernathy	66	2018	Retired Chairman and Chief Executive Officer, Halyard Health, Inc.	Financial, International, Industry Experience, Regulatory, Technology, HR, Operations, Environmental, Corporate Governance	Yes	M	M
Richard H. Fearon	65	2004	Lead Director Vice Chairman and Chief Financial and Planning Officer, Eaton Corporation (until March 31, 2021)	Financial, International, Industry Experience, Regulatory, Technology, HR, Operations, Corporate Governance	Yes		M	C
Gregory J. Goff	64	2011	Retired Executive Vice Chairman, Marathon Petroleum Corporation	Financial, International, Industry Experience, Technology, HR, Operations, Environmental, Corporate Governance	Yes			M	C
William R. Jellison	63	2015	Retired Vice President, Chief Financial Officer, Stryker Corporation	Financial, International, Industry Experience, Regulatory, Technology, Operations, Corporate Governance	Yes	C			M
Sandra Beach Lin	63	2013	Retired President, Chief Executive Officer and Director of Calisolar, Inc.	Financial, International, Industry Experience, Regulatory, Technology, HR, Operations, Environmental, Corporate Governance	Yes	M		M
Kim Ann Mink, Ph.D.	61	2017	Former Chairman, President and Chief Executive Officer, Innophos Holdings, Inc.	Financial, International, Industry Experience, Regulatory, Technology, HR, Operations, Corporate Governance	Yes	M			M
Robert M. Patterson	48	2014	Chairman, President and Chief Executive Officer, Avient	Financial, International, Industry Experience, HR, Operations, Corporate Governance	No				M

PROXY SUMMARY

Name	Age	Director Since	Principal Position	Notable Skills and Experiences	Independent	Committee Membership (M=Member, C=Chair)
						AC	CC	G&CRC	EH&SC
Kerry J. Preete	60	2013	Retired Executive Vice President, Chief Strategy Officer, Monsanto Company	International, Industry Experience, Regulatory, Technology, HR, Operations, Environmental	Yes		C	M
Patricia Verduin, Ph.D.	61	2019	Chief Technology Officer, Colgate-Palmolive Company	International, Industry Experience, Regulatory, Technology, HR, Operations, Environmental, Corporate Governance	Yes			M	M
William A. Wulfsohn	59	2011	Former Chairman and Chief Executive Officer, Ashland Global Holdings Inc.	Financial, International, Industry Experience, Technology, HR, Operations, Environmental, Corporate Governance	Yes	M	M

Our ten Director nominees exhibit an effective mix of diversity, experience and fresh perspective:

Average Tenure	Average Age	Gender Diversity

7	61	30%

Years	Years	Women

Governance Highlights

As part of our commitment to overall excellence, our Company’s governance practices include the following:

Director Independence

•	Strong commitment to Director independence: Nine out of our ten Director nominees are independent
•	The independent Directors regularly hold executive sessions, led by the independent Lead Director

Independent Lead Director

•

On an annual basis, the Board, upon recommendation from the Governance and Corporate Responsibility Committee, selects a lead Director from the independent directors; the independent Directors have selected Richard H. Fearon, who has served as independent Lead Director since 2015, to continue serving in this position.

•	Among other responsibilities, the independent Lead Director:

✓	Chairs executive sessions of the non-employee Directors and provides feedback and perspective to the Chief Executive Officer (“CEO”) regarding discussions at these sessions;
✓	Facilitates communications between the Chairman of the Board and other members of the Board;
✓	Provides input from the Directors to the Chairman of the Board with regard to agendas and schedules for Board meetings;
✓	Advises the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from management to the Board and regarding the effectiveness of Board meetings;

PROXY SUMMARY

✓	Interviews all Board candidates and provides the Governance and Corporate Responsibility Committee with recommendations on each candidate;
✓	Maintains close contact with the Chair of each standing committee and assists in ensuring communications between each committee and the Board;
✓	Considers the retention of advisers and consultants who report directly to the Board; and
✓	Chairs Board meetings when the Chairman of the Board is unable to do so.

Board Oversight of Risk Management

•	The Board oversees risk management, setting appropriate “tone at the top,” and administers its risk oversight function directly and through its Committees.
•	The Board assesses and analyzes the most likely areas of current and future risk for the Company on an on-going basis.
•	The Board regularly communicates with management regarding material risks and to convey its expectations clearly.

Stock Ownership Requirements

•	We maintain robust stock ownership requirements to align the interests of directors and shareowners.
•	The stock ownership requirement for our CEO is 125,000 shares and for all other Directors is 12,500 shares (within five years of onboarding).

Board Practices

•	Our Board annually conducts an evaluation of its performance, which includes a peer evaluation of each Director.
•

The Governance and Corporate Responsibility Committee reviews criteria for Board membership and considers changes as needed so that the Board continues to reflect the appropriate mix of skills and experience.

•

Non-employee Directors may not stand for re-election following the date of the Director’s 72nd birthday, although the Board may waive this limitation if it determines such waiver to be in the best interests of the Company.

•	All Directors stand for election annually.
•	We maintain a majority voting policy for uncontested Director elections.
•	We maintain a fully independent Audit Committee, Compensation Committee, and Governance and Corporate Responsibility Committee.

Board Composition and Diversity

•	Our Director nominees have a diverse mix of experiences, qualifications, attributes and skills.
•	All of our Director nominees exhibit certain key characteristics, including: high ethical standards, integrity, sound judgment and an ability to devote sufficient time to the affairs of our Company.
•	Three out of ten of our Director nominees are women.
•	Our Board represents a balanced mix of fresh perspectives from our newer Directors and more seasoned perspectives from our longer tenured Directors.
•

Our Board recently adopted a form of the “Rooney Rule,” which requires the Governance and Corporate Responsibility Committee to include (and requires that any search firm it engages to include) qualified female, racially/ethnically diverse persons, and/or persons from underrepresented groups in the initial pool from which director nominees are chosen.

•	Our board has engaged a third-party search firm to assist us in identifying an additional board member who is from an underrepresented minority.

PROXY STATEMENT

AVIENT CORPORATION

Avient Center

33587 Walker Road

Avon Lake, Ohio 44012

PROXY STATEMENT

Dated March 30, 2021

Our Board respectfully requests your proxy for use at the Annual Meeting to be held virtually via live webcast at 9:00 a.m. Eastern Time on Thursday, May 13, 2021, and at any adjournments or postponements of that meeting. This proxy statement is to inform you about the matters to be acted upon at the Annual Meeting.

If you are a shareholder of record and attend and participate in the Annual Meeting, you may vote your shares electronically online during the Annual Meeting. If you are a shareholder of record and do not attend and participate in the Annual Meeting, your shares may still be voted at the Annual Meeting if you vote by telephone or over the internet, or sign and return the enclosed proxy card, in each case, as described below.

The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the internet are printed on the proxy cards. If your shares are held by a brokerage firm, bank, or other similar organization (in street name), that entity will give you separate voting instructions.

Persons entitled to direct the vote of shares held by the Avient Retirement Savings Plan and the Avient Canada Retirement Savings Program will also receive a proxy card and/or voting instruction card. If you receive a proxy card and/or voting instruction card for one of these plans, you must sign and return the card as indicated on the card in order to instruct the trustee on how to vote the shares held under the relevant plan. You will not be able to vote shares held in these plans electronically online during the Annual Meeting.

If you are a shareholder of record, you may revoke your proxy before it is voted by: (i) sending a written notice to our Secretary bearing a later date than the previously delivered proxy, stating that you revoke your proxy; (ii) mailing a completed and signed proxy card bearing a later date than the previously delivered proxy; (iii) voting by telephone or internet at a later date than the previously delivered proxy; or (iv) participating in the Annual Meeting and voting electronically online during the Annual Meeting. Persons entitled to direct the vote of shares held by the Avient Retirement Savings Plan and the Avient Canada Retirement Savings Program may revoke their proxy and voting instruction card before the trustee votes the shares held by it by giving notice in writing to the trustee. If you hold your shares through a bank, broker or other nominee, you must follow the instructions found on your voting instruction card, or contact your bank, broker or other nominee in order to revoke your previously delivered proxy, or participate in the Annual Meeting and vote electronically online during the Annual Meeting.

Common shares represented by a properly signed proxy card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted: (1) to elect each of the nominees listed in the “Proposal 1 – Election of Board of Directors” section of this proxy statement; (2) to approve, on an advisory basis, our Named Executive Officer compensation; and (3) to ratify the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

ELECTION OF BOARD OF DIRECTORS

PROPOSAL 1 — ELECTION OF BOARD OF DIRECTORS

Our Board currently consists of 10 Directors. Each Director serves for a one-year term until a successor is duly elected and qualified, subject to the Director’s earlier death, retirement or resignation. Our Corporate Governance Guidelines provide that non-employee Directors may not stand for re-election following the date of the Director’s 72nd birthday, although the Board may waive this limitation if it determines that such a waiver is in Avient’s best interests.

A shareholder who wishes to nominate a person for election as a Director must provide written notice to our Secretary in accordance with the procedures specified in Regulation 12 of our Code of Regulations (“Regulations”). Generally, the Secretary must receive the notice at our principal executive offices not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. The notice must set forth, as to each nominee, among other things, the name, age, and other identifying information, principal occupation and employment during the past five years, name and principal business of any corporation or other organization in which such occupation and employment were carried on, certain information regarding Company securities ownership, and a brief description of any arrangement or understanding between such person and any others pursuant to which such person was selected as a nominee. The notice must include the nominee’s signed consent to serve as a Director if elected. The notice must set forth the name and address of, and the number of our common shares owned by, the shareholder giving the notice and the beneficial owner on whose behalf the nomination is made and any other shareholders believed to be supporting such nominee.

Following are the nominees for election as Directors for one-year terms expiring in 2022, a description of the business experience of each nominee and the names of other publicly-held companies for which he or she currently serves as a director or has served as a director during the past five years. Each nominee for election as Director was previously elected by our shareholders. The composition of the Board is intended to reflect an appropriate mix of skill sets, experience and qualifications that are relevant to Avient’s business and governance over time.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a Director, the Board also believes that all of our Director nominees are individuals of substantial accomplishment with demonstrated leadership capabilities. Each of our Director nominees also has the following personal characteristics, which are required attributes for all Board nominees: high ethical standards, integrity, sound judgment and an ability to devote sufficient time to the affairs of our Company. The information below is current as of March 16, 2021.

Our Board recommends a vote FOR each of the nominees listed below.

ELECTION OF BOARD OF DIRECTORS

Robert E. Abernathy

Retired Chairman and Chief Executive Officer of Halyard Health, Inc., a medical technology company that focuses on eliminating pain, speeding recovery, and preventing infection for healthcare providers and patients worldwide. Mr. Abernathy served as Chief Executive Officer of Halyard Health from its spinoff from Kimberly-Clark in October 2014 until his retirement in June 2017, during which time he also served as Chairman. He continued as Chairman until September 2017. Prior to that, he worked for Kimberly-Clark, a global personal care products company. He joined Kimberly-Clark in 1982 and served in numerous roles of increasing responsibility, including President, Global Healthcare from June 2014 until October 2014 and Executive Vice President, from November 2013 to June 2014.

Qualifications, Attributes, Skills and Experience: We believe that our Company can capitalize on Mr. Abernathy’s significant global experience, particularly in developing markets. Further, Mr. Abernathy’s prior role as a Chief Executive Officer of a publicly traded company and service on several other external boards will enable him to provide relevant and topical advice on issues affecting public companies. Mr. Abernathy’s unique perspective gained while working in the healthcare and consumer products industries can add value when evaluating our commercial relationships in those industries.

Current Directorships: Haemonetics Corporation

Former Directorships: Halyard Health, Inc., RadioShack Corp., Lubrizol Corp., Kimberly-Clark de Mexico

Age: 66

Director since: 2018

Richard H. Fearon

Lead Director of our Board since May 2015. Chief Financial and Planning Officer of Eaton Corporation, a global manufacturing company since April 2002 and Vice Chairman since January 2009. On December 3, 2020 Mr. Fearon announced his retirement from Eaton, effective March 31, 2021. In his position at Eaton, Mr. Fearon is responsible for the accounting, control, corporate development, information systems, internal audit, investor relations, strategic planning, tax and treasury functions of Eaton. Prior to Eaton, Mr. Fearon worked at several large diversified companies, including Transamerica Corporation, NatSteel Limited and The Walt Disney Company. He also serves on the boards of the Cleveland Museum of Art and Manufacturers Alliance, a trade organization of leading manufacturing companies.

Qualifications, Attributes, Skills and Experience: We believe that Mr. Fearon’s years of experience as Eaton’s Chief Financial Officer, together with his years of service at other large global companies, enable him to provide the Board with important insight and leadership. He has comprehensive knowledge of financial accounting standards and extensive experience in financial statement preparation, corporate finance, corporate development, risk management, and investor relations. As an individual with extensive experience as a sitting executive and leader at a multi-national corporation, Mr. Fearon is particularly equipped to advise our Board on current issues facing our Company. Further, given that he has served as Lead Director since 2015, during which time he has shown deep engagement with our Company reflected by his perfect attendance record at Board and Committee meetings, he also provides significant governance expertise.

Current Directorships: Eaton Corporation plc (until March 31, 2021), Crown Holdings, Inc., CRH plc

Former Directorships: Southern Steel Bhd, Centurion Industries Ltd.

Age: 65

Director since: 2004

Gregory J. Goff

Retired Executive Vice Chairman of Marathon Petroleum Corporation, a leading, integrated, downstream energy company. Mr. Goff served in this capacity from 2018 to 2019. Prior to Marathon’s acquisition of Andeavor (formerly Tesoro Corporation), Mr. Goff served as President and Chief Executive Officer from 2010 to 2018, and as Chairman from December 2014 to 2018, of Andeavor, a leading company in the independent refining and marketing business. He also served as Chairman and Chief Executive Officer of Andeavor Logistics LP (formerly Tesoro Logistics LP), a NYSE-listed master limited partnership that owned, operated and developed crude oil and refined products and logistics assets, from April 2011 to 2018. Prior to joining Tesoro in 2010, Mr. Goff worked for ConocoPhillips Corporation, an integrated energy company, where he held a number of senior leadership positions, most recently Senior Vice President Commercial from 2008 to 2010.

Qualifications, Attributes, Skills and Experience: We believe that, as a Board member with proven leadership capabilities and as an executive who has extensive international business experience across Europe, Asia and Latin America, Mr. Goff provides a unique perspective on our strategy and operations. Mr. Goff’s deep understanding of the energy industry and specialty chemical businesses provides valuable insight into Avient’s strategic planning. His experience as the Chief Executive Officer of a large, independent refining and petroleum products marketing company and his participation as a member of national trade associations provide him with valuable experience that can enhance our Board.

Current Directorships: Enbridge Inc.

Former Directorships: Marathon Petroleum Corporation, MPLX GP, TLGP, Andeavor, DCP Midstream GP, LLC, QEP Midstream Partners, LP, and Western Logistics GP LLC

Age: 64

Director since: 2011

ELECTION OF BOARD OF DIRECTORS

William R. Jellison

Retired Vice President, Chief Financial Officer of Stryker Corporation, one of the world’s leading medical technology companies. Mr. Jellison served in this capacity from 2013 to 2016. Prior to joining Stryker, Mr. Jellison served as the Senior Vice President and Chief Financial Officer of Dentsply International, the world’s largest manufacturer of professional dental products, from 1998 to 2013, except for a roughly two-year period of time between 2002 and 2005 when he was a Senior Vice President with full P&L responsibilities for some of Dentsply’s operating divisions located in the U.S., Europe and Asia. Mr. Jellison began his career with the Donnelly Corporation, a publicly traded international automotive parts supplier, where he served in several senior leadership roles, advancing to Vice President of Finance. Mr. Jellison is also currently a Senior Advisor for Astor Place Holdings, the Private Equity arm of Select Equities, and consults with other private equity and investment management firms in the medtech industry.

Qualifications, Attributes, Skills and Experience: We believe that Mr. Jellison brings a unique perspective, especially with respect to opportunities to further specialize in the healthcare industry. In addition, Mr. Jellison brings substantial financial experience from a large, publicly-traded company to the Board. His experience abroad also provides him with diverse operating experiences in international markets, which provides the Board with a meaningful global business perspective. Mr. Jellison is able to use his experience in serving as an executive at a respected medtech company to guide our Board in driving further specialization.

Current Directorships: Young Innovations

Former Directorships: None

Age: 63

Director since: 2015

Sandra Beach Lin

Retired President, Chief Executive Officer and Director of Calisolar, Inc. (now Silicor Materials Inc.), a solar silicon company. Ms. Lin served in this capacity from 2010 to 2011. She was Executive Vice President, then Corporate Executive Vice President, at Celanese Corporation, a global hybrid chemical company, from 2007 to 2010. Prior to Celanese, Ms. Lin held global senior executive positions at Avery Dennison Corporation, Alcoa and Honeywell International.

Qualifications, Attributes, Skills and Experience: We believe that Ms. Lin’s extensive senior executive experience, including as a Chief Executive Officer, leading global businesses in multiple industries provides her with valuable skills to serve on our Board. She has a deep understanding of the specialty chemicals industry, a strong operational foundation and wide-ranging international experience. Ms. Lin also currently serves as a director for two other public companies, one privately-held precision engineered drug delivery company, and one privately-held biomedical polymer company, which provides her with additional experience she utilizes while serving as a valued member of our Board. Furthermore, we believe that Ms. Lin, as a woman, enhances gender diversity of the Board and that having a more diverse Board leads to greater innovation, unique thinking and better governance.

Current Directorships: American Electric Power Company, Inc., Trinseo S.A., Ripple Therapeutics, Interface Biologics Inc.

Former Directorships: WESCO International, Inc.

Age: 63

Director since: 2013

Kim Ann Mink, Ph.D.

Former Chairman, President and Chief Executive Officer of Innophos Holdings, Inc., a leading international producer of performance-critical and nutritional functional ingredients, with applications in food, health and industrial specialties markets. Dr. Mink served in this capacity from 2015 to 2020. Prior to joining Innophos, Dr. Mink served as Business President of Elastomers, Electrical and Telecommunications at the Dow Chemical Company, a specialty chemicals provider, from September 2012 to December 2015. She joined Dow in April 2009 as Global General Manager, Performance Materials and President and Chief Executive Officer of ANGUS Chemical Co. (then a fully-owned subsidiary of Dow Chemical). Prior to joining Dow, she was Corporate Vice President and Global General Manager, Ion Exchange Resins at the Rohm and Haas Company (now a fully-owned subsidiary of Dow), where she spent more than 20 years serving in numerous senior roles with increasing responsibilities.

Qualifications, Attributes, Skills and Experience: We believe Dr. Mink provides us with valuable counsel related to her chemical and advanced materials background. Further, her experience as a Chief Executive Officer of a public company provides Avient with a diverse perspective when forming strategies to guide the direction of our Company. Avient also benefits from her experience and expertise in technology and varied end markets. Furthermore, we believe that Dr. Mink, as a woman, enhances gender diversity of the Board and that having a more diverse Board leads to greater innovation, unique thinking and better governance.

Current Directorships: Eastman Chemical Company, Air Liquide

Former Directorships: Innophos Holdings, Inc.

Age: 61

Director since: 2017

ELECTION OF BOARD OF DIRECTORS

Robert M. Patterson

Chairman, President and Chief Executive Officer of Avient (formerly PolyOne Corporation). Mr. Patterson has served as Chairman of Avient since May 2016, and as President and Chief Executive Officer of Avient since May 2014. Prior to serving in his current roles, he served as Avient’s Executive Vice President and Chief Operating Officer from March 2012 until May 2014, Executive Vice President and Chief Financial Officer from January 2011 until March 2012, and Senior Vice President and Chief Financial Officer from May 2008 until January 2011. Prior to joining Avient, Mr. Patterson served in leadership roles at Novelis, Inc., an aluminum rolled products manufacturer, and SPX Corporation, a multi-industry manufacturer and developer, after starting his career at Arthur Andersen LLP.

Qualifications, Attributes, Skills and Experience: We believe that, as our Chief Executive Officer and in light of his prior executive experience, Mr. Patterson is particularly well qualified to serve on our Board and as our Chairman, as his past and future service enables him to develop comprehensive knowledge of the various segments of our industry and business and of the critical internal and external challenges we face. His responsibility for developing and executing the Company’s annual operating plans and strategic plans provides him with the knowledge and experience needed to offer unique and valuable input to our Board.

Current Directorships: Greif, Inc.

Former Directorships: None

Age: 48

Director since: 2014

Kerry J. Preete

Retired Executive Vice President, Chief Strategy Officer for Monsanto Company, a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Mr. Preete served in this capacity from 2010 to 2018. Mr. Preete was Monsanto Company’s President, Global Crop Protection Division from 2009 to 2010 and Vice President, International Commercial Business from 2008 to 2009. From 1985 to 2008, Mr. Preete served in various roles of increasing responsibility at Monsanto.

Qualifications, Attributes, Skills and Experience: Because of his broad experience at a leading, well-known company, we believe Mr. Preete brings an insightful perspective on running a successful, innovative company. Mr. Preete is specifically adept in not only thinking strategically, but also tactically, and these traits will be valuable to Avient as it continues into the future. Further, his global experience and understanding will assist Avient in its plans to operate in different regions and cultures, and we believe his global business acumen is relevant and transferable across industries. Mr. Preete’s operational foundation, strategic expertise, and global experience are assets to Avient’s Board.

Current Directorships: Univar Solutions Inc., Corteva, Inc.

Former Directorships: None

Age: 60

Director since: 2013

Patricia Verduin, Ph.D.

Chief Technology Officer for Colgate-Palmolive Company, a leading consumer products manufacturer, since 2011. Dr. Verduin was Colgate-Palmolive Company’s Vice President, Research and Development from 2007 to 2011. Prior to joining Colgate-Palmolive, Dr. Verduin served as Senior Vice President and Chief Science Officer, Grocery Manufacturers Association from 2006 to 2007, as Senior Vice President of Product Quality and Development, ConAgra Foods, Inc. (now Conagra Brands, Inc.) from 2002 to 2006, and as Senior Vice President of Research and Development, Grocery Products Development, ConAgra Foods, Inc. from 2000 to 2002.

Qualifications, Attributes, Skills and Experience: We believe that Dr. Verduin’s experience leading large global science, technology and innovation teams in the corporate setting will provide a unique perspective to our Board. Her current role as a Chief Technology Officer and prior roles in science, innovation and product development will provide valuable insight into leading an innovative company and will allow her to provide expert guidance to our management and Board on our technology and innovation strategies. Furthermore, we believe that Dr. Verduin, as a woman, enhances gender diversity of the Board and that having a more diverse Board leads to greater innovation, unique thinking and better governance.

Current Directorships: None

Former Directorships: Monsanto Company

Age: 61

Director since: 2019

ELECTION OF BOARD OF DIRECTORS

William A. Wulfsohn

Former Chairman and Chief Executive Officer of Ashland Global Holdings Inc., a global leader in providing specialty chemical solutions to customers in a wide range of customer and industrial markets. Mr. Wulfsohn served in this capacity from 2015 to 2019. He was also a Director and Non-Executive Chairman of Valvoline Inc., a majority-owned subsidiary of Ashland Global Holdings and a leading worldwide producer and distributer of premium-branded automotive, commercial and industrial lubricants and automotive chemicals, from September 2016 until January 2018. From July 2010 until December 2014, Mr. Wulfsohn was President and Chief Executive Officer of Carpenter Technology Corporation, a manufacturer of stainless steel, titanium and other specialty metals and engineered products, and was a director of Carpenter from April 2009 until December 2014.

Qualifications, Attributes, Skills and Experience: We believe that Mr. Wulfsohn is a valuable member of our Board. He is a proven leader, with deep and varied experience in technology and successful business operations. His background in managing operations in Europe and Asia/Pacific provides him with international expertise that is of value to Avient. Further, we believe his experience as a Chief Executive Officer of publicly-traded specialty companies has given him unique skills to assist in providing guidance on Avient’s continuing transformation.

Current Directorships: Anzu Special Acquisition Corp I

Former Directorships: Ashland Global Holdings Inc., Carpenter Technology Corporation, Valvoline Inc.

Age: 59

Director since: 2011

ADVISORY VOTE

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), our Board is submitting a “Say on Pay” proposal for shareholder consideration. While the vote to approve Named Executive Officer compensation is non-binding and solely advisory in nature, our Board and the Compensation Committee will review the voting results. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and expect to address them in making future decisions about our executive compensation programs.

At our 2017 Annual Meeting, shareholders voted to hold an advisory “Say on Pay” vote on an annual basis. Accordingly, we have determined to submit an advisory vote on our Named Executive Officer compensation program to our shareholders at each annual meeting (with the next one expected to occur in 2022) until the Company seeks another advisory vote on the frequency of the advisory vote on our Named Executive Officer compensation program, which is anticipated to occur at the 2023 Annual Meeting.

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee of our Board has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves this Objective
Attract, Motivate and Retain Management	Competing effectively to attract, motivate and retain a management team that leads in setting and achieving the overall goals and objectives of Avient
Pay-For-Performance	Setting a significant portion of each Named Executive Officer’s total compensation in the form of variable compensation that is earned when pre-established financial performance goals are achieved
Align Executive Compensation with Shareholders’ Interests	Focusing incentive programs on the critical performance measures that determine Avient’s overall success and reward executives for the attainment of short-term results, balanced with the need for sustainable long-term success

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to review the 2020 Summary Compensation Table and other related compensation tables and narratives in the “Executive Compensation” section of this proxy statement, which provide detailed information regarding the compensation of our Named Executive Officers. The Board and the Compensation Committee believe that the policies and procedures described and explained in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our business goals and the compensation of our Named Executive Officers reported in the “Executive Compensation” section of this proxy statement has supported and contributed to the Company’s recent and long-term success.

Our Board recommends a vote FOR this Proposal to approve, on an advisory basis, our Named Executive Officer compensation.

We believe you should vote “FOR” our Named Executive Officer compensation program and approve the following resolution because the compensation actually earned by our Named Executive Officers for our 2020 performance was aligned with our pay-for-performance objectives, our Company’s performance and shareholder interests:

“RESOLVED, that the compensation paid to Avient’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.”

AUDIT

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed EY as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2021. The Board recommends ratification of the Audit Committee’s appointment of EY.

The selection of EY as our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent auditor. The Board is submitting the appointment to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain EY and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders. The affirmative vote of a majority of the common shares represented, in person or by proxy, and voting on this proposal is required for ratification.

A representative of EY is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement if desired and to respond to appropriate questions regarding EY’s examination of our consolidated financial statements and records for the year ended December 31, 2020.

Our Board recommends a vote FOR this Proposal to ratify the Audit Committee’s appointment of EY as our independent registered public accounting firm for 2021.

Independent Registered Public Accountant Services and Related Fee Arrangements

Services provided by EY, our independent registered public accounting firm, and related fees in each of the last two fiscal years were as follows:

Audit Fees.    Audit services include the annual audit of the consolidated financial statements, the audit of internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, the issuance of comfort letters and consents, the review of registration statements filed with the Securities and Exchange Commission (“SEC”), accounting and financial reporting consultations and international statutory audits. Fees for audit services totaled $5.1 million and $3.8 million in 2020 and 2019, respectively. The full Audit Committee or the Chair of the Audit Committee pre-approved all audit services and related fee arrangements for 2020 in accordance with the Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements.

Audit-Related Fees.    Audit-related services principally include employee benefit plan audits, accounting consultations, attest services that are not required by statute or regulation and other international attest services not classified as audit fees. Fees for audit-related services totaled $0.7 million in 2020 and $0.3 million in 2019. The Audit Committee pre-approved all audit-related fee arrangements billed for 2020.

Tax Fees.    Tax services include tax compliance, tax advice and tax planning. Fees for tax services totaled $1.1 million in 2020 and $0.4 million in 2019. The Audit Committee pre-approved all tax fee arrangements billed in 2020.

All Other Fees.    No fees for other services were billed in 2020 or 2019.

Our Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements (the “Pre-Approval Policy”) requires our Audit Committee to pre-approve all audit and non-audit services performed by EY in order to assure that the provision of such services and related fee arrangements do not impair EY’s independence. Under the Pre-Approval Policy, the Audit Committee may delegate pre-approval authority to one or more of its members, and the member or members to whom the Audit Committee delegates such authority must

AUDIT

report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has formally delegated this pre-approval authority to its Chair. Management has no authority to approve services performed by EY that have not been pre-approved by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

EY will provide us a description of work scope and supporting back-up documentation regarding the specific services they will provide. At each meeting of the Audit Committee, the current year’s previously pre-approved independent auditor fees along with any proposed revisions will be presented for approval. Any interim requests between Audit Committee meetings to provide services that require separate pre-approval will be submitted to the Audit Committee or the Audit Committee Chair by EY and our Chief Financial Officer, or Controller, and must include a statement as to whether, in each of their respective views, the request is consistent with the Commission’s rules on auditor independence.

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities to shareholders relating to the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal and independent auditors. The Audit Committee’s specific responsibilities are described in its charter, which is available on the Company’s website at: www.avient.com under the heading “Investors” and the subheading “Governance.”

The Audit Committee currently consists of five Directors, each of whom our Board has determined to meet the requirements of the New York Stock Exchange (the “NYSE”) for independence and financial literacy. All members of the Audit Committee also meet the requirements of an “audit committee financial expert” as defined by the SEC.

The Audit Committee approves, subject to shareholder ratification, the appointment of the Company’s independent registered public accounting firm and pre-approves all audit and non-audit services to be performed by the firm. The Audit Committee has retained Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. The Audit Committee through its Chair is also directly involved in the selection of EY’s lead engagement partner, which occurs every five years. The last lead engagement partner rotation occurred in 2017 and is expected to occur next in 2022.

Avient’s Audit Committee believes that the continued retention of EY to serve as Avient’s independent registered public accounting firm is in the best interests of Avient and its shareholders. In making such determination, the Audit Committee considers, among other things, an evaluation of EY’s performance, qualifications, independence, tenure, and appropriateness of fees, as well as the potential impact of changing auditors. EY has been retained as the independent registered public accounting firm for Avient and its predecessor companies, PolyOne Corporation and The Geon Company, continuously since 1993.

Management has the primary responsibility for the completeness and accuracy of the Company’s consolidated financial statements and disclosures, the financial reporting process and the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 with management and the independent registered public accounting firm, including any significant changes in the Company’s selection or application of accounting principles.

The Audit Committee also reviewed and discussed with management and the independent registered public accounting firm management’s report on internal control over financial reporting, including the significance and status of control deficiencies identified and the results of remediation efforts undertaken, to determine the effectiveness of internal control over financial reporting at December 31, 2020. The Audit Committee reviewed with the independent registered public accounting firm, which has the responsibility for expressing an opinion on the conformity of the consolidated financial statements with generally accepted accounting principles and applicable rules and regulations, their judgments as to the quality, not just the acceptability, of Avient’s critical accounting principles and estimates and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also reviewed with the independent registered public

AUDIT

accounting firm its report on the Company’s internal control over financial reporting at December 31, 2020, including the basis for its conclusions.

The Audit Committee reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, EY has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with EY their firm’s independence from management and Avient.    The Audit Committee has approved all audit, audit-related and non-audit services and fees provided to the Company by the independent registered public accounting firm in accordance with its approval process. Based upon the Audit Committee’s considerations, the Committee has concluded that EY is independent.

The Audit Committee discussed with Avient’s internal and independent auditors the overall scope and audit plans and evaluated their performance. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Avient’s internal control over financial reporting, and the overall quality of Avient’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2020, to be filed with the SEC.

All members of the Audit Committee concur with this report.

The Audit Committee of

the Board of Directors

Robert E. Abernathy

William R. Jellison, Chair

Sandra Beach Lin

Kim Ann Mink

William A. Wulfsohn

February 8, 2021

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines provide that a substantial majority of the members of our Board should be “independent.” To be considered independent, the Board, with input and a recommendation from the Governance and Corporate Responsibility Committee, must affirmatively determine that a given Director is free from any business, family or other relationship that would reasonably be expected to interfere with the exercise of independent judgment as a Director. The Board considers even immaterial relationships, including transactions, relationships and arrangements with the Company, in its decision-making process to ensure a complete view of each Director’s independence. Under categorical independence standards adopted by our Board, the Board must determine that a Director is not independent if he or she fails to meet the independence standards under the listing standards of the NYSE.

In addition, our categorical independence standards provide that the following categories of relationships between an outside Director and the Company will be treated as immaterial for purposes of determining a Director’s independence.

•

If the Director is, or has an immediate family member who is, a partner (general or limited) in, or a controlling stockholder, equity holder, executive officer, other employee or director of any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years where the amount involved in such transaction in any such fiscal year was less than the greater of $1 million or 2% of the organization’s consolidated gross revenues for that year;

•

If the Director is, or has an immediate family member who is, a director or trustee of any organization to which the Company has made, or from which the Company has received payments for property or services, and the Director (or his or her immediate family member) was not involved in the negotiations of the terms of the transaction, did not, to the extent applicable, provide any services directly to the Company, and did not receive any special benefits as a result of the transaction; or

•

If the Director, or an immediate family member of the Director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and the Company’s discretionary charitable contributions to the organization, in the aggregate are less than the greater of $1 million or 2% of that organization’s latest publicly available annual consolidated gross revenues.

Our categorical independence standards and the material relationship considerations set forth above are found within our Corporate Governance Guidelines, which are available on our website at www.avient.com, under “Governance” on our investor relations page.

Our Board performed its independence review earlier this year. In applying the categorical standards set forth above and assessing the materiality of any relationships, the Board affirmatively determined that each of our Directors (Messrs. Abernathy, Fearon, Goff, Jellison, Preete, and Wulfsohn, and Mses. Lin, Mink, and Verduin), with the exception of Mr. Patterson, is independent and meets the categorical independence standards described above, has no material relationship with the Company other than that arising solely from the capacity as a Director and, in addition, satisfies the independence requirements of the NYSE, including the NYSE independence standards applicable to the committees on which each such Director serves.

Lead Director

Our independent Directors meet regularly in executive sessions. Our Corporate Governance Guidelines provide that the independent Directors are to annually select a Lead Director to preside at executive sessions. The Lead Director acts as the key liaison between the independent Directors and Mr. Patterson, the Chairman of our Board and our CEO. The Lead Director is also responsible for coordinating the activities of the other independent Directors and for performing various other duties as may from time to time be determined by the independent Directors. Mr. Fearon has served as our Lead Director since May 2015.

CORPORATE GOVERNANCE

Board Leadership Structure

Mr. Patterson is the Chairman of our Board and our President and CEO. The Board believes that this leadership structure is appropriate for our Company given the experience and active involvement of our independent Directors, our corporate governance practices and our Lead Director’s role. Having a Lead Director role helps to ensure greater communication between management and the independent Directors, increases the independent Directors’ understanding of management decisions and Company operations and provides an additional layer of independent oversight of Avient. The Board believes that this approach serves to strike an effective balance between management and independent Director participation in the Board process.

Majority Voting for Directors

Our Corporate Governance Guidelines contain a policy relating to majority voting. Pursuant to the policy, any nominee for election as a Director of the Board who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election in an election of Directors that is not a contested election is expected to tender his or her resignation as a Director to the Board promptly following the certification of the election results. Neither abstentions nor broker non-votes will be deemed to be votes for or withheld from a Director’s election for purposes of the policy, regardless of the rules treating broker non-votes as withheld in uncontested elections of Directors. The Governance and Corporate Responsibility Committee (without the participation of the affected Director) will consider each resignation tendered under the policy and recommend to the Board whether to accept or reject it. The Board will then take appropriate action on each tendered resignation, taking into account the Governance and Corporate Responsibility Committee’s recommendation. The Governance and Corporate Responsibility Committee, in making its recommendation, and the Board, in making its decision, may consider any factors or other information that it considers appropriate, including the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications of the tendering Director and his or her contributions to the Board and to Avient, and the results of the most recent evaluation of the tendering Director’s performance by the other members of the Board. The Board will promptly disclose its decision whether to accept or reject the Director’s tendered resignation and, if applicable, the reasons for rejecting the tendered resignation.

Board’s Oversight of Risk

Our Board oversees a Company-wide approach to risk management that is designed to support the achievement of our strategic objectives and improve long-term organizational performance, which we believe will enhance shareholder value. The Board believes that risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for Avient overall.

Our Board administers its risk oversight function directly and through its Committees. The Audit Committee discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. In addition, the Audit Committee regularly reviews issues that present particular risks to the Company, including those involving information technology and cyber security. The Environmental, Health and Safety Committee periodically reviews with management the significant risks or exposures faced by Avient relating to safety, health, environmental, security and product stewardship standards and practices. And, the Compensation Committee annually reviews potential risks related to our compensation programs, as described below in the “Risk Assessment of the Compensation Programs” section of this proxy statement. Our Board oversees and monitors these committees in exercising their responsibilities relating to risk. Our Board also provides direct oversight on risk management as it relates to our capital structure, our borrowing and repayment of funds, financial policies, management of foreign exchange risk and other matters of financial risk management, including the utilization of financial derivative products, insurance coverage strategies, banking relationships and other financial matters.

Our Board sets the appropriate “tone at the top” when it comes to risk tolerance and management. Our Board ensures that the risk management processes designed and implemented by our management team are adapted to the Board’s corporate strategy and are functioning as directed. The Board also participates in an ongoing effort to assess and analyze the most likely areas of future risk for the Company by asking our management team to discuss the most likely sources of material future risks and how we are addressing any significant potential vulnerability.

CORPORATE GOVERNANCE

The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by management and its respective committees. The Board believes that certain important categories of risk are assigned to committees that consist of independent Directors. These committees receive, review and evaluate management reports on risk, thereby preserving the benefit of independent risk oversight. The Board believes that the leadership structure of our Board is appropriate given the Board’s oversight of risk as described above.

Code of Ethics, Code of Conduct and Corporate Governance Guidelines

In accordance with applicable NYSE listing standards and SEC regulations, the Board has adopted a Code of Ethics, Code of Conduct and Corporate Governance Guidelines. These are also posted and available on our website at www.avient.com, under “Governance” on our investor relations page.

Related Person Transactions

Under our Code of Conduct, we prohibit all employees, including our officers and non-employee Directors from engaging in activities that would impact their ability to carry out their duties in an independent, objective fashion. We also have adopted a written “Policy for Review of Transactions Between the Company and Its Directors, Executive Officers and Other Related Persons.” This policy requires an initial review by our Chief Legal Officer, Chief Financial Officer and Ethics and Compliance Officer, in consultation with each other (the “Reviewing Team”), of all transactions, arrangements or relationships with us in which any Director, executive officer or other related person (including immediate family members of all related persons) has a direct or indirect material interest, and which involve $50,000 or more. Further, the Audit Committee must review and approve any transaction that the Reviewing Team determines may be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act or any similar provision. In reviewing and determining whether to approve such transactions, the Reviewing Team and the Audit Committee consider the following factors: (1) whether the transaction is in conformity with our Code of Conduct and is in our best interests; (2) whether the transaction would be in the ordinary course of our business; (3) whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (4) the disclosure standards set forth in Item 404 of Regulation S-K under the Exchange Act or any similar provision; and (5) whether the transaction could call into question the status of any Director or Director nominee as an independent director under the NYSE rules. Further, if a transaction is entered into without notification to the Reviewing Team, the Reviewing Team will promptly review and, if the Reviewing Team deems appropriate, ratify or recommend that the Audit Committee review, such transaction pursuant to these guidelines as soon as it becomes aware of the transaction. In the case of on-going transactions that involve any director or director nominee, the Audit Committee would review such transactions annually to determine whether they comply with the company’s guidelines and that the relationships remain appropriate.

There were no related person transactions in 2020.

Communication with Board

Shareholders and other interested parties who wish to communicate directly with the Board as a group, the non-management or independent Directors as a group, or with any individual Director may do so by writing to the Secretary, Avient Corporation, 33587 Walker Road, Avon Lake, Ohio 44012. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is either a “Shareholder-Board of Directors Communication” or an “Interested Party-Board of Directors Communication,” as appropriate.

The Secretary will review all such correspondence and regularly forward to the Board a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees of the Board or that she otherwise determines requires the Board’s attention, excluding only those items that are not related to Board duties and responsibilities, such as junk mail and mass mailings, product complaints and product inquiries, new product or technology suggestions, job inquiries and resumes, advertisements or solicitations, and surveys. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

CORPORATE GOVERNANCE

Board and Committees

Board Attendance

The Board met eight times during 2020, the calendar year being our fiscal year. Each member of our Board attended at least 75% of the meetings held by our Board and the meetings held by the committees of our Board on which such member served during the period for which he or she served as a Director. Each Director is expected to attend annual meetings of shareholders. In 2020, all of our Directors serving at that time attended the annual meeting of shareholders.

Board Committees

As of the date of this proxy statement, our Board has 10 Directors and the following four committees: Audit, Compensation, Governance and Corporate Responsibility, and Environmental, Health and Safety. Each committee meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from senior management, annually evaluates its performance and has the authority to retain outside advisors in its discretion. The primary responsibilities of each committee are summarized below and set forth in detail in each committee’s written charter, which is located on our website at www.avient.com under “Governance” on our investor relations page.

Audit Committee – Primary Responsibilities and Requirements

●   Meets with appropriate financial and legal personnel and independent auditors to review our corporate accounting, internal controls, financial reporting and compliance with legal and regulatory requirements

NUMBER OF MEETINGS IN 2020: 8
● Exercises oversight of our independent auditors, internal auditors and financial management

● Appoints the independent auditors to serve as auditors in examining our corporate accounts	COMMITTEE MEMBERS: R.E. Abernathy W.R. Jellison (C) S.B. Lin K.A. Mink W.A. Wulfsohn

●   Each of Messrs. Abernathy, Jellison, and Wulfsohn and Mses. Lin and Mink meet (1) the financial literacy and independence requirements as set forth in the NYSE listing standards; and (2) the requirements of an “audit committee financial expert” as defined by the SEC

C = Chair of the Committee

Compensation Committee – Primary Responsibilities and Requirements

●   Reviews and approves the compensation and other benefits provided to our executive officers and other highly-compensated personnel, and has similar responsibilities with respect to non-employee Directors, except that the Compensation Committee’s actions and determinations for non-employee Directors are subject to the approval of the Board

NUMBER OF MEETINGS IN 2020: 7

● Works with Avient senior management in human resources, legal and finance departments to provide oversight for all of our broad-based compensation and benefit programs	COMMITTEE MEMBERS: R.E. Abernathy R.H. Fearon K.J. Preete (C) W.A. Wulfsohn

●   Provides policy guidance and oversight on selected human resource policies and practices and, together with the full Board, regularly reviews other human capital matters, including employee recruitment, training and development, diversity and inclusion, and employee engagement overall

● Directly engages the resources of one or more independent outside compensation consultants to assess the competitiveness and overall appropriateness of our executive compensation programs*
● Assesses the independence of its consultants**
● Oversees, in conjuction with the Lead Director and with input from the full Board, the process by which the Board annually evaluates the performance of the CEO

CORPORATE GOVERNANCE

Compensation Committee – Primary Responsibilities and Requirements

● All members of the Compensation Committee have been determined to be independent as defined by the NYSE listing standards

●   May delegate responsibilities (including ministerial duties) from time to time, as necessary, to subcommittees or management, but is limited in its ability to delegate authority with respect to matters impacting executive officers and non-employee Directors

C = Chair of the Committee

* The Compensation Committee directly retained Willis Towers Watson (the “Consultant”) in 2020 to assist with assessing the competitiveness and overall appropriateness of our executive and director compensation programs. In 2020, the Consultant provided the Compensation Committee with comparative compensation information with respect to base salaries and annual and long-term incentive targets, as well as comparative information on COVID-19 related items, to provide the Compensation Committee with a general understanding of current compensation practices in the market. More detailed information about the compensation awarded to our Named Executive Officers in 2020, and the role of the Consultant and management in determining or recommending the amount or form of executive compensation, is provided in the “Compensation Discussion and Analysis” section of this proxy statement. The Consultant regularly attends Compensation Committee meetings, maintains regular contact with the Compensation Committee, and interacts with management to gather the data needed to prepare reports for Compensation Committee review.

**The Compensation Committee periodically reviews the relationship with the Consultant including the level and quality of services provided, as well as fees for those services. In addition, expenses for other consulting services provided to Avient by the Consultant that are not related to executive compensation are monitored to ensure that executive compensation consultant independence is maintained. The Consultant provided us with services during 2020 totaling less than $120,000 that were in addition to the services provided in connection with its advice and recommendations on the amount or form of executive and Director compensation.

The Compensation Committee considered all relevant factors, specifically including six consultant independence factors under Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, in assessing the independence of the Consultant. The Compensation Committee reviewed each factor as well as information provided by the Consultant that related to and was responsive to each factor, which assisted in the assessment. Upon completing this assessment, the Compensation Committee also determined that no “conflicts of interest have been raised by the work performed by the Consultant.”

Governance and Corporate Responsibility Committee – Primary Responsibilities and Requirements

● Identifies individuals qualified to become Board members, consistent with criteria approved by the Board*	NUMBER OF MEETINGS IN 2020: 3
● Selects, or recommends that the Board select, the Director nominees for the next annual meeting of shareholders

● Considers and recommends to the Board annual Committee assignments	COMMITTEE MEMBERS: R.H. Fearon (C) G.J. Goff S.B. Lin K.J. Preete P. Verduin
● Develops, reviews and recommends to the Board corporate governance guidelines applicable to Avient and directorship practices
● Oversees the annual evaluation of the Board

●   Assists the Board in fulfilling its oversight responsibilities relating to corporate responsibility, environmental, social and governance matters

●   Provides oversight and guidance with regard to how the Board and management evaluates and integrates corporate responsibility and sustainability into the Company’s business strategy and decision-making

●   Receives regular updates from management on these topics and review reports on corporate responsibility and/or sustainability published by the Company

● All members of the Governance and Corporate Responsibility Committee have been determined to be independent as defined by the NYSE listing standards

C = Chair of the Committee

CORPORATE GOVERNANCE

* The Governance and Corporate Responsibility Committee will consider shareholder suggestions for nominees for election to our Board. A shareholder that wishes to suggest a Director candidate for consideration by the Governance and Corporate Responsibility Committee should follow the procedures described for shareholder nominations for Director in the “Proposal 1 – Election of Board of Directors” section of this proxy statement. The Governance and Corporate Responsibility Committee uses a variety of methods for identifying nominees for Directors, including third-party search firms, recommendations from current Board members and recommendations from shareholders. When using a third-party search firm, the Governance and Corporate Responsibility Committee generally provides such firm with guidance as to the skills, experience, and qualifications that the Governance and Corporate Responsibility Committee is seeking in potential candidates, and the search firm identifies candidates for the Governance and Corporate Responsibility Committee’s consideration. Although Governance and Corporate Responsibility Committee does not have specific minimum qualifications that must be met for a candidate to be nominated as a Director, the Governance and Corporate Responsibility Committee considers the following criteria in evaluating potential candidates:

•	Business or professional experience;
•	Knowledge and skill in certain specialty areas such as accounting and finance, international markets, physical sciences and technology or the polymer or chemical industry;
•	Personal characteristics such as ethical standards, integrity, judgment, leadership and the ability to devote sufficient time to our affairs;
•	Substantial accomplishments with demonstrated leadership capabilities;
•	Freedom from outside interests that conflict with our best interests;
•	The diversity of backgrounds and experience each member will bring to the Board; and
•	Our needs from time to time.

The Governance and Corporate Responsibility Committee believes that having a diverse Board leads to more innovation, unique thinking and better governance. We consider diversity to include differences in race, gender, national origin, ethnicity, nationality, and sexual orientation, as well as differences in viewpoint, background, experience and skills. Diversity is a key characteristic that we will consider, and instruct any third-party search firm we use to consider, in searches for future Board members. In addition, the Governance and Corporate Responsibility Committee considers the self-identified diversity characteristics of each Director or potential Director candidate.

In considering director nominees, the Governance and Corporate Responsibility Committee considers the Board skills matrix to determine any gaps in skills and characteristics (including diversity characteristics) identified in the current composition of our Board, and the desirable skills/characteristics for a new Board member. The Governance and Corporate Responsibility Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Governance and Corporate Responsibility Committee has established these criteria that any Director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board who is suggested by a shareholder will be evaluated by the Governance and Corporate Responsibility Committee in the same manner as any other nominee for election to the Board. Finally, if the Governance and Corporate Responsibility Committee determines that a candidate should be nominated for election to the Board, the Governance and Corporate Responsibility Committee will present its findings and recommendation to the full Board for approval.

The Governance and Corporate Responsibility Committee is responsible for ensuring that the Board evaluates its performance on an annual basis. The Director evaluation process includes self-evaluation of the Board as a whole and of each Board committee, as well as a peer evaluation. In addition, the Lead Director discusses overall Board effectiveness with each individual Director on an annual basis.

CORPORATE GOVERNANCE

Environmental, Health and Safety Committee – Primary Responsibilities and Requirements

● Exercise oversight with respect to our environmental, health, safety, security and product stewardship policies and practices and our compliance with related laws and regulations	NUMBER OF MEETINGS IN 2020: 2

● Review significant risks and exposures regarding environmental, health and safety concerns with management	COMMITTEE MEMBERS: G.J. Goff (C) W.R. Jellison K.A. Mink R.M. Patterson P. Verduin

C = Chair of the Committee

Board Refreshment and Diversity

The Governance and Corporate Responsibility Committee is charged with reviewing the composition of the Board and refreshing the Board as appropriate. In the past five years, the Governance and Corporate Responsibility Committee has brought on three new independent Directors. The chart below shows the percentage of our Directors following the Annual Meeting (assuming all nominees are elected) who have tenure in each of the following categories: five or fewer years of service; six to ten years of service; and more than ten years of service.

Our Corporate Governance Guidelines provide that non-employee Directors may not stand for re-election following the date of the Director’s 72nd birthday, although the Board may waive this limitation if it determines such waiver to be in the best interests of the Company. Further, the Board annually assesses its effectiveness through a robust evaluation process, as described above.

Our Governance and Corporate Responsibility Committee seeks to compose a Board with members who have a broad range of experiences, skills and diversity. To further its commitment to maintaining a diverse board, our Board recently adopted a form of the “Rooney Rule,” which requires the Governance and Corporate Responsibility Committee to include (and requires that any search firm it engages to include) qualified female, racially/ethnically diverse persons, and/or persons from underrepresented groups in the initial pool from which director nominees are chosen. This year, our Board nominees have 30% gender diversity. (1) In addition, our board has engaged a third-party search firm to assist us in identifying an additional board member who is from an underrepresented minority.

(1) Diversity characteristics are based on information self-identified by each director to the Company.

NON-EMPLOYEE DIRECTOR COMPENSATION

2020 NON-EMPLOYEE DIRECTOR COMPENSATION

We compensate non-employee Directors for their service on the Board with a combination of cash and equity awards, the amounts of which are commensurate with their role and involvement, and consistent with peer company practices. In setting Director compensation, we consider the significant amount of time our Directors spend fulfilling their duties as well as the skill level required of members of our Board. We compensate our non-employee Directors in a way that is competitive, attracts and retains a high caliber of Directors, and aligns their interests with those of our shareholders.

Non-Employee Director Compensation Highlights

•	Annual review and assessment of non-employee Director compensation by the Compensation Committee;
•	Comparative assessment of non-employee Director compensation by the Consultant against market data;
•	Emphasis on equity in the overall compensation mix to support shareholder alignment;
•

Shareholder-approved limit on cash and equity compensation to non-employee Directors under our new 2020 Equity and Incentive Compensation Plan (the “2020 Plan” and, together with the 2017 Plan, the “Long-Term Incentive Plans”); and

•	Robust stock ownership guideline set at 12,500 shares for each non-employee Director.

Non-Employee Director Retainer and Meeting Fees

In 2020, we paid our non-employee Directors a retainer at an annual rate of $230,000 (payable in quarterly installments in arrears) consisting of $100,000 in cash and $130,000 in value of fully vested common shares (subject to rounding). In 2020, the Compensation Committee analyzed competitive market data provided by the Consultant relating to both the cash retainer (including the additional cash retainers for the Lead Director and committee chairs, and unscheduled meeting fees) and the equity award value. These compensation elements were compared against Avient’s peer group as well as a general industry group consisting of 160 comparably-sized general industry (excluding financial services) companies based on median revenues. In the Compensation Committee’s view, this analysis demonstrated that the non-employee Directors’ compensation was reasonably positioned relative to market. No changes were made in 2020 to the Directors’ cash retainer and equity award value.

We pay individual meeting fees only as follows: $2,000 in cash for each unscheduled Board and committee meeting attended; and $1,000 in cash for participation in each unscheduled significant telephonic Board and committee meeting. In addition, the Lead Director and chairs of the following committees receive the additional fixed annual cash retainers (payable in quarterly installments in arrears) listed below. We also reimburse Directors for expenses associated with each meeting attended. No fees are paid for attendance at regularly scheduled board meetings.

Role	Annual Cash Retainers
Lead Director	$30,000
Chair, Audit Committee	$20,000
Chair, Compensation Committee	$15,000
Chair, Environmental, Health and Safety Committee	$10,000
Chair, Governance and Corporate Responsibility Committee	$10,000

Non-employee Directors may defer payment of all or a portion of their annual cash retainer under our Deferred Compensation Plan for Non-Employee Directors (“Deferred Compensation Plan”). Directors may also elect to have their cash retainer converted into our common shares. These shares, as well as the annual retainer consisting of fully vested common shares, may also be deferred under the Deferred Compensation Plan. In 2020, we awarded shares to Directors under the applicable Long-Term Incentive Plan. Deferred compensation, whether in the form of cash or common shares, is held in trust for the participating Directors. Interest is earned on the cash amounts and dividends, if any, on the deferred common shares are accrued for the benefit of the participating Directors.

NON-EMPLOYEE DIRECTOR COMPENSATION

2020 Director Compensation Table

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	Total (c) ($)
R.E. Abernathy	103,000	130,015	233,015
R.H. Fearon	145,000	130,015	275,015
G.J. Goff	113,000	130,015	243,015
W.R. Jellison (1)	121,014	130,015	251,030
S.B. Lin	103,000	130,015	233,015
K.A. Mink	102,000	130,015	232,015
K.J. Preete	120,000	130,015	250,015
P. Verduin	103,000	130,015	233,015
W.A. Wulfsohn	103,000	130,015	233,015

(1)

In 2020 Mr. Jellison deferred payment of all of his annual cash retainer, as well as meeting and committee chair fees into the Deferred Compensation Plan. As a result, he was credited with 4,618 common shares under the Deferred Compensation Plan.

Fees Earned or Paid in Cash (column (a))

Non-employee Directors may defer payment of all or a portion of their annual cash retainer (payable in quarterly installments in arrears), as well as meeting, Lead Director, and committee chair fees, into the Deferred Compensation Plan. Fees are prorated based upon time served as a Director, Lead Director, or committee chair in any applicable quarter.

Stock Awards (column (b))

Our non-employee Directors’ stock compensation consisted of an annual award (payable in quarterly installments in arrears) of fully vested common shares, which the Directors could elect to defer. We determined the number of shares to be granted each quarter by dividing the applicable dollar value by the arithmetic average of the high and low stock price on the last trading day of each quarter and rounding to a whole share as partial shares are not issued. We used the following quarterly per share fair market values, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), in calculating the number of shares: March 31, 2020 — $19.065 (1,705 shares); June 30, 2020 — $25.995 (1,250 shares); September 30, 2020 — $27.04 (1,202 shares); and December 31, 2020 — $40.44 (804 shares). The value of the stock award is prorated based upon time served as a Director in any applicable quarter.

Option Awards Outstanding and Fully-Vested Deferred Shares

As of December 31, 2020, there were no outstanding stock options held by non-employee Directors. The number of fully-vested deferred shares held in an account for each Director at the end of the 2020 fiscal year is set forth below:

Name	Number of Deferred Shares(1) (#)
R.E. Abernathy	-
R.H. Fearon	-
G.J. Goff	-
W.R. Jellison	38,570
S.B. Lin	31,745
K.A. Mink	15,157
K.J. Preete	26,366
P. Verduin	-
W.A. Wulfsohn	38,563

(1)

Dividends paid on shares held in the Deferred Compensation Plan are reinvested in Avient common shares through a dividend reinvestment feature of the Deferred Compensation Plan. The number of deferred shares includes shares acquired through dividend reinvestment through 2020 (including the fourth quarter dividend declared on October 14, 2020 to shareholders of record on December 18, 2020, which was paid on January 8, 2021).

OWNERSHIP OF AVIENT SHARES

OWNERSHIP OF AVIENT SHARES

Beneficial Ownership of Our Common Shares

The following table shows the number of our common shares beneficially owned on March 1, 2021 (including shares the individuals have a right to acquire within 60 days of that date) by each of our Directors, each of the executive officers named in the 2020 Summary Compensation Table below and by all Directors and executive officers as a group.

Name	Number of Shares Owned(1)		Right to Acquire Shares		Total Beneficial Ownership	% of Class(4)
Robert E. Abernathy	21,746		-		21,746	*
Richard H. Fearon	128,941		-		128,941	*
Gregory J. Goff	35,351		-		35,351	*
William R. Jellison	45,570	(2)	-		45,570	*
Sandra B. Lin	33,749	(2)	-		33,749	*
Kim Ann Mink	15,157	(2)	-		15,157	*
Kerry J. Preete	33,054	(2)	-		33,054	*
Patricia Verduin	8,216		-		8,216	*
William A. Wulfsohn	38,563	(2)	-		38,563	*
Robert M. Patterson	507,038		130,093	(3)	637,131	*
Jamie A. Beggs	-		-		-	*
Michael A. Garratt	32,424		17,198	(3)	49,622	*
M. John Midea	16,489		14,108	(3)	30,597	*
Lisa K. Kunkle	71,570		21,506	(3)	93,076	*
Bradley C. Richardson(5)	23,647		22,174	(3)	45,821	*
20 Directors and executive officers as a group	1,077,939		247,620	(3)	1,325,559	1.45%

*          Represents less than 1% of our outstanding common shares.

(1)

Except as otherwise stated in the following notes, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse or other immediate family member of the individual or with certain trusts. For Named Executive Officers, it includes an approximate number of shares credited to each individual’s account in the Avient Retirement Savings Plan, a tax-qualified defined contribution plan, as follows: L.K. Kunkle, 1,960 shares, B.C. Richardson, 12,971 shares. The amounts also include an approximate number of shares credited to the Named Executive Officers’ accounts in our Avient Supplemental Retirement Benefit Plan (as defined herein), a non-qualified defined contribution plan, as follows: R.M. Patterson, 120,195 shares, M.A. Garratt, 14,041 shares, M.J. Midea, 4,013 shares, B.C. Richardson, 10,676 shares. The number of common shares allocated to these individuals from both the Retirement Savings Plan and the Supplemental Retirement Benefit plan is provided by the plan administrator in a statement for the period ending March 1, 2021, based on the current market value of the applicable units held by the individual under each plan. Additional common shares may have been allocated to the accounts of participants since the date that the last statements were received from the administrator.

(2)

With respect to the Directors, beneficial ownership includes shares held under the Deferred Compensation Plan for Non-Employee Directors as follows: W.R. Jellison, 38,570 shares; S.B. Lin, 31,745 shares; K.A. Mink, 15,157 shares; K.J. Preete, 26,366 shares; and W.A. Wulfsohn, 38,563 shares.

(3)

Includes the number of shares that would be acquired if the individuals’ outstanding and exercisable stock-settled stock appreciation rights were exercised within 60 days of March 1, 2021 at $45.02, the closing market price of Avient’s common shares on March 1, 2021.

(4)	Based on 91,364,601 common shares outstanding as of March 1, 2021.

(5)

Mr. Richardson served as Avient’s Executive Vice President, Chief Financial Officer during 2020. Beneficial ownership information for the number of shares owned is based on information provided by Mr. Richardson/information available to the Company.

OWNERSHIP OF AVIENT SHARES

The following table shows information relating to all persons who, as of March 1, 2021, were known by us to beneficially own more than five percent of our outstanding common shares based on information provided in Schedule 13Gs and 13Ds filed with the SEC:

Name and Address	Number of Common Shares	% of Class(3)
BlackRock, Inc. 55 East 52nd Street New York, New York 10055(1)	11,314,109	12.4%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355(2)	8,947,228	9.8%

(1)

Based on information contained in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 27, 2021. As of December 31, 2020, BlackRock, Inc. had sole voting power with respect to 10,993,467 of these shares, sole dispositive power with respect to all of these shares, and shared voting and dispositive power with respect to none of the shares.

(2)

Based on information contained in a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2021. As of December 31, 2020, The Vanguard Group had sole voting power with respect to none of these shares, sole dispositive power with respect to 8,782,804 of these shares, shared voting power with respect to 90,316 of these shares and shared dispositive power with respect to 164,424 of these shares.

(3)	Based on 91,364,601 common shares outstanding as of March 1, 2021.

Stock Ownership Guidelines for Non-Employee Directors

The purpose of our stock ownership guidelines (referred to as the “Guidelines”) is to better align our Directors’ financial interests with those of our shareholders by requiring our Directors to own a minimum amount of our shares. In order to reflect the Board’s commitment to share ownership, the required share ownership level for non-employee Directors is a minimum of 12,500 shares

The Directors are expected to make continuing progress towards compliance with the Guidelines and to comply fully within five years of becoming subject to the Guidelines. For purposes of our Guidelines, the following types of share ownership and equity awards are included as shares owned: shares directly and indirectly held; shares and phantom shares held in our deferral plans; and restricted stock units. As of the date of this proxy statement, all Directors either meet, or are on track to meet, the Guidelines. All Directors are required to retain 100% of all shares obtained through us, as compensation for services provided to us, with such percentage to be calculated after any reduction in the number of shares to be delivered as a result of any taxes and exercise costs relating to the shares (if applicable). This requirement to retain 100% of all shares obtained from us ceases once the Director has met the Guidelines, as long as the Guidelines continue to be met. Similar policies, as they relate to our Named Executive Officers, are set forth in the “Other Aspects of Our Compensation Programs” section of this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Avient Corporation, with 2020 pro forma revenues (as explained below) of $3.8 billion, is an essential supplier to many of the world’s crucial products and services and has worked hard to protect our people, serve our customers and keep the world working and healthy during the COVID-19 pandemic. Avient is a leading provider of specialized and sustainable material solutions that transform customer challenges into opportunities, bringing new products to life for a better world. Examples include:

•	Barrier technologies that preserve the shelf-life and quality of food, beverages, medicine and other perishable goods through high-performance materials that require less plastic;

•	Light-weighting solutions that replace heavier traditional materials like metal, glass and wood, which can improve fuel efficiency in all modes of transportation; and

•	Breakthrough technologies that minimize wastewater and improve the recyclability of materials and packaging across a spectrum of end uses.

This section highlights significant Compensation Committee and Company executive compensation actions that occurred in 2020. In addition, it illustrates the relationship between the compensation of our Named Executive Officers and how we measure Company performance. Despite the challenges of the pandemic, Avient did not make any adjustments to any of our compensation programs as a result of the COVID-19 pandemic.

Our Named Executive Officers for 2020 were:

Name	Title
Robert M. Patterson	Chairman, President and Chief Executive Officer
Jamie A. Beggs	Senior Vice President, Chief Financial Officer (starting August 24, 2020)
Michael A. Garratt	Senior Vice President, President, Color Additives and Inks, EMEA (transitioned from role as Senior Vice President, Chief Commercial Officer effective April 1, 2020)
M. John Midea	Senior Vice President, Global Operations and Process Improvement
Lisa K. Kunkle	Senior Vice President, General Counsel and Secretary
Bradley C. Richardson	Former Executive Vice President, Chief Financial Officer (retired on December 1, 2020)

How Pay is Tied to Company Performance. Our compensation programs are designed to: (1) attract, motivate and retain talented executives; (2) reward employees for generating consistent improvement in Company performance; and (3) align compensation with the interests of our shareholders with the ultimate goal of improving long-term shareholder value. We believe that executive compensation, including both pay opportunities and pay actually earned, should be tied to Company performance, which we view in two primary ways:

•	The Company’s operating performance, including results against both our long-term and short-term growth targets; and

•	Return to shareholders over time.

How our compensation programs contribute to our Company’s success is described below.

Key 2020 Company Performance Results and Return to Shareholders. 2020 will be remembered for the pandemic and how it affected people around the world. For our associates and other stakeholders, it will also be remembered as a pivotal year – one of new beginnings, resiliency and a validation of our workplace culture. In July, we completed the transformational acquisition of the Clariant Masterbatch business and launched our new brand – Avient. Our strategic investments in higher growth, less cyclical end markets and innovative technologies in our sustainable solutions portfolio, such as composites applications for light-weighting and performance additives for food and beverage packaging, ultimately drove 11% adjusted EPS growth for the year.

COMPENSATION DISCUSSION AND ANALYSIS

Other operational and key milestones accomplished include:

•	Our 0.50 injury incident rate was our best ever and is world-class in our industry;

•	Remained certified as an ACC Responsible Care® organization for outstanding environmental, health and safety performance;

•

Completed transformational acquisition of the Clariant Masterbatch business, introduced our new brand Avient, and were successful in early integration execution while increasing synergy and value creation opportunities;

•	Continued our journey of improving our culture: certified as a Great Place to Work® by the Great Place to Work Institute in the U.S.;

•	Increased pro forma adjusted EPS 11% from $1.74 to $1.93 as an essential supplier during the pandemic due to growth in healthcare and consumer applications;

•	Generated the highest level of free cash flow in the Company’s history, finishing the year with $650 million of cash and over $900 million of liquidity;

•	Increased our dividend for the 10th consecutive year; and

•	Re-purchased 1.3 million shares of Avient stock at an average price of $17.89 per share.

Despite the challenges in 2020, Avient delivered these accomplishments through focus and determination. At the same time, we continued to invest for the future. Our investments in our people, sustainability, and our transformative portfolio actions will drive us and define us for many years to come. We believe that our investors will acknowledge that the compensation of our Named Executive Officers was commensurate with our performance results. The Company has been highly effective at driving growth, performing as global specialty company, and investing for future success.

The chart below sets forth key Company results over the previous calendar year (dollar amounts below are in millions, except per share amounts).

Measure	2020	2019	Change
Revenue	$3,242.1	$2,862.7	13.3%
Working Capital as a Percentage of Sales	11.1%	11.7%	-5.1%
Working Capital as a Percentage of Sales (ex. Clariant Masterbatch)	10.6%	11.7%	-9.4%
Stock Price Per Share(1)	$40.28	$35.66	13.0%
EPS from Continuing Operations	$1.45	$0.97	49.5%
Adjusted EPS from Continuing Operations(2)	$1.73	$1.69	2.4%
Adjusted EPS from Continuing Operations (Pro Forma*) (2)(3)	$1.93	$1.74	10.9%
Operating Income	$189.3	$156.8	20.7%
Adjusted Operating Income(2)	$263.0	$228.5	15.1%

(1)	Represents our adjusted closing price on the last trading day of the applicable year.

(2)

Adjusted EPS and adjusted operating income for consolidated Avient reported in this proxy statement differ from what is reported under United States GAAP. See Appendix A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

(3)

The Company acquired the Clariant Masterbatch business on July 1, 2020 (the “Acquisition Date”). To provide comparable financial results, the company references “pro forma” financial metrics, which include the business results of the Clariant Masterbatch business for periods prior to the Acquisition Date. Management believes this provides comparability of the performance of the combined businesses. Refer to the Reconciliation of Non-GAAP Financial Measures for details regarding adjustments to previously reported results to arrive to the pro forma financial metrics.

COMPENSATION DISCUSSION AND ANALYSIS

Pay-for-Performance: 2020 Compensation Outcomes. Our 2020 compensation results continued to reflect our pay-for-performance philosophy of aligning executive compensation directly with our operational and financial performance, and no changes were made to our compensation programs that were driven by the COVID-19 pandemic:

•

2020 Annual Incentive Program: The 2020 Annual Incentive Program used adjusted operating income, working capital as a percentage of sales and, for the second half of the year, performance measures related to the Clariant Masterbatch acquisition. Our 2020 financial performance resulted in the Named Executive Officers receiving payouts based on the attainment rate below. The description set forth in the “What We Pay and Why: Elements of Compensation” section of this proxy statement highlights the key financial results that were used in determining payouts to our Named Executive Officers under our 2020 Annual Incentive Program.

2020 Annual Incentive Program Attainment	120.9%

•

2018-2020 Long-Term Incentive Program: We used adjusted EPS as the performance measure for our 2018-2020 Long-Term Incentive Program cash-settled performance units in order to drive improvements in shareholder value. The participating Named Executive Officers received a payout under this award based on 91% attainment. The description set forth in the “What We Pay and Why: Elements of Compensation” section of this proxy statement highlights the key financial results that were used in determining payouts to our Named Executive Officers for the 2018-2020 performance period.

Our executive compensation programs reflect the belief that the amount earned by our executives must to a significant extent depend on achieving rigorous company and business segment objectives designed to enhance shareholder value. Looking back, and taking into account the performance achieved compared to the objectives set, we believe that our Named Executive Officers’ incentive compensation results are aligned with the operational performance that we achieved for 2020.

Listening to Shareholders. At the 2020 Annual Meeting, we held our annual advisory vote on Named Executive Officer compensation. Nearly 92% of the votes cast were in favor of this advisory proposal. The Compensation Committee considered the voting results as well as other input from conversations held with investors and viewed them as continued support of our executive compensation programs. As a result, the Compensation Committee made no material changes in the structure of our compensation programs or pay-for-performance philosophy based on the voting results for the proposal. At the 2021 Annual Meeting, we will again hold an advisory vote to approve Named Executive Officer compensation. The Compensation Committee expects to consider the results from this year’s and future advisory votes on Named Executive Officer compensation.

Executive Compensation Practices and Programs. The executive compensation practices and programs described below and in the accompanying tables played a vital role in driving our financial results and aligning pay with performance for 2020 and are intended to attract and retain a highly experienced, successful team to manage Avient. Our practices and programs are directly linked to our key business objectives and are designed to create value for our shareholders, including when we achieve positive operational performance.

We align executive compensation with shareholder interests	✓	Ensure that the majority of executive pay is based on objective, challenging financial goals and Company performance

We avoid excessive risk while fostering sustainable Company growth	✓	Utilize maximums on potential payments, include retention vehicles in our compensation programs, provide multiple performance targets and maintain robust Board and management processes to identify risk, including a risk assessment of compensation programs that is performed each year

	✓	Maintain stock ownership guidelines for all Named Executive Officers
	✓	Evaluate annual and aggregate dilution from stock awards prior to our annual equity award grants

COMPENSATION DISCUSSION AND ANALYSIS

We adhere to executive compensation best practices	✓	Do not provide for excise tax gross-up for “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Code”) in any new management continuity agreements or for financial planning benefits
	✓	Maintain a clawback policy applicable to all executive officers
✓ ✓

Prohibit Named Executive Officers from hedging or pledging our securities

Utilize an independent consultant to help the Compensation Committee understand compensation practices that impact Named Executive Officer compensation

	✓	Provide for minimum required vesting periods for our equity awards

Executive Compensation Philosophy and Objectives

Our executive compensation programs reward our officers’ performance, are specifically linked to our achievement of strategic operating and financial goals, and are designed to be competitive in the marketplace. We reward our executives for performance that meets or exceeds our strategic goals, without encouraging excessive risk-taking that could have a detrimental impact on our long-term results and the interests of our shareholders. We believe the design of our compensation plans and the relative mix of compensation elements successfully motivate our executives to improve our overall corporate performance and the profitability of the specific business units for which they are responsible, thus maximizing shareholder value. The main objectives of our executive compensation programs are to:

•	Attract, motivate and retain a highly qualified and successful management team to lead Avient in setting and effectively executing upon our strategic goals and objectives;

•	Foster a pay-for-performance culture by rewarding the achievement of specified strategic operating and financial objectives that maximize shareholder value; and

•	Help ensure our goals and objectives are aligned with the interests of our shareholders by recognizing and rewarding business results and the growth of our stock price through incentive programs.

Compensation Consultant. Our executive compensation programs are approved and overseen by the Compensation Committee, which is composed entirely of independent Directors. The Compensation Committee retained the Consultant in 2020 to assist with assessing the competitiveness and overall appropriateness of our executive compensation programs. The Compensation Committee worked with the Consultant and considered input from members of senior management to help ensure that our executives, including our Named Executive Officers, receive market competitive compensation programs that reward business results.

As described below, the Consultant assisted the Compensation Committee by (1) providing comparative compensation information so it could consider base salaries, annual incentive targets and long-term incentive targets in the context of a general understanding of current compensation practices in the market, (2) providing guidance on incentive plan design, (3) monitoring and communicating trends in executive compensation to the Compensation Committee, (4) assisting with our proxy statement disclosures and (5) assessing our Board’s compensation.

Competitive Market Pay Information. We designed our compensation programs to be competitive with companies of comparable size and industry with whom we compete for executive talent. We review competitive market compensation data annually relating to salary, annual incentives and long-term incentives. While the Compensation Committee does consider comparative compensation information to gain a general understanding of current compensation practices in the market, it does not benchmark or ultimately target a specific percentile or data point in assessing competitiveness for base pay or our incentive programs. Individual opportunities vary based on length of time with Avient, individual performance and level of leadership responsibility within the Company. The Compensation Committee also obtains advice and recommendations from the Consultant regarding retirement benefits and other areas of total compensation.

COMPENSATION DISCUSSION AND ANALYSIS

In reviewing competitive market data for 2020, we drew from two independent sources. We first reviewed proxy statement disclosures of a peer group of similarly-sized United States chemical and plastics companies as a market check with respect to the compensation for our senior executives. This approach provided insight into current compensation practices at business competitors or companies facing similar operating challenges.

We annually evaluate the composition of our compensation peer group, giving specific consideration to company size, global presence, and specialty chemical focus. We also look at the frequency with which these companies were used as peers by other companies in our industry and which companies had identified Avient as a peer. Financial and operating statistics for our peer group referenced during 2020 compensation decisions are summarized below:

Factor	Median Peer Group Comparator 2019 Financials	2020 Avient Results
Company Revenue	$3.8 billion	$3.2 billion
Total Asset Size	$5.5 billion	$4.9 billion
Employee Numbers	6,600	8,400

Each of the companies constituting our peer group for 2020 compensation consideration met a majority of the primary criteria that were established. The group consisted of the following 13 companies:

Avient Peer Group for 2020 Compensation Decisions*
Albemarle Corporation	Eastman Chemical Company	International Flavors & Fragrances Inc.
Ashland Global Holdings Inc.	FMC Corporation	RPM International Inc.
Avery Dennison Corporation	H.B. Fuller Company	The Scotts Miracle-Gro Company
Cabot Corporation	Hexcel Corporation	Trinseo S.A.
Celanese Corporation

* The peer group for 2020 compensation consideration is the same used for 2019 compensation consideration, except that A. Schulman, Inc., which was acquired in August 2018, was removed.

The second independent source of data that we used to augment the peer proxy analysis was the Consultant’s analysis of competitive market data relating to other applicable general industries. The Consultant specifically used the Willis Towers Watson’s executive compensation database and Mercer’s Executive Compensation Survey. To obtain comparability based on company size, the Consultant’s analysis either referenced a specific sample of comparably-sized companies or calibrated the pay of a broad sample of companies against company size. Avient did not select the companies that comprise any of these survey groups, and the component companies’ identities were not a material factor in this analysis.

Review of 2020 Named Executive Officer Compensation. Management and the Compensation Committee annually review the specific pay disclosures of our peer group and the broad-based survey data provided by the Consultant. Management uses this data to develop recommendations for the Compensation Committee’s review regarding eligibility and award opportunities as well as performance measures and goals for our long-term and short-term incentive plans commencing in the following year. The Compensation Committee also considers this information when making compensation decisions and aligning each of the pay elements with our compensation objectives.

The Compensation Committee and management annually review and consider tally sheets, which are developed by our human resources department to provide greater context for the compensation of our Named Executive Officers. The tally sheets provide information regarding each Named Executive Officer’s base salary, annual incentives, and long-term incentives, and are reviewed by the Consultant.

Annually, the CEO recommends, for the Compensation Committee’s review and approval, specific base salary and incentive target opportunity adjustments for the Named Executive Officers other than himself, if an adjustment is warranted. The CEO makes his recommendations in conjunction with the marketplace data. He does not participate in any discussions with the Compensation Committee involving his own compensation. With guidance from the Consultant regarding market pay levels and based on a rigorous review of 2019 performance and our compensation philosophy, the Compensation Committee determined the appropriate pay levels for Mr. Patterson for 2020. As a

COMPENSATION DISCUSSION AND ANALYSIS

general matter, the Compensation Committee made its decisions regarding any year-over-year increases in Mr. Patterson’s salary, annual incentive opportunity, and long-term incentive opportunity from 2019 as further described below.

What We Pay and Why: Elements of Compensation

Our executive compensation programs are designed to recognize an executive’s scope of responsibilities, leadership ability and effectiveness in achieving key performance goals and objectives. As an executive’s level of responsibility within Avient increases, so does the percentage of total compensation that is linked to performance in the form of variable compensation. Thus, the majority of the total direct compensation is performance-based and not guaranteed. We also provide various retirement and benefit programs and modest, business-related benefits. The chart below provides a picture of all elements of the total direct compensation provided to our Named Executive Officers (also referred to as NEOs). Detailed information follows the chart below. In the case of the CFO, compensation information for the current CFO was used.

While the Compensation Committee does consider comparative compensation information to gain a general understanding of current compensation practices in the market, it does not benchmark or ultimately target a specific percentile or data point in assessing competitiveness for base pay or our incentive programs. Individual opportunities vary based on length of time with Avient, individual performance and level of leadership responsibility within the Company. This strategy is consistent with our competitive market pay philosophy discussed in the “Executive Compensation Philosophy and Objectives” section of this proxy statement.

2020 Base Salary. Base salaries for our Named Executive Officers were individually determined by the Compensation Committee after consideration of: (1) the CEO’s recommendations (for all Named Executive Officers other than the CEO); (2) breadth, scope and complexity of the executive’s role; (3) internal equity; (4) current compensation; (5) tenure in position; (6) market pay levels and trends around merit increases; and (7) individual performance.

COMPENSATION DISCUSSION AND ANALYSIS

After consideration of the factors above, the Compensation Committee made the following decisions related to base salaries for our Named Executive Officers in 2020: Mr. Patterson’s base salary was increased from $1,050,000 to $1,100,000; Mr. Garratt’s base salary was increased from $435,000 to $450,000; Mr. Midea’s base salary was increased from $395,000 to $425,000; Ms. Kunkle’s base salary was increased from $425,000 to $450,000; and Mr. Richardson’s base salary was increased from, $610,000 to $640,000. In connection with her appointment as Chief Financial Officer, Ms. Beggs’ initial base salary was established at $525,000 through negotiation.

2020 Annual Incentive. We provided an annual incentive opportunity for 2020 under the applicable Long-Term Incentive Plan to (1) reward our Named Executive Officers for achieving specific performance goals that would advance our profitability, (2) drive key business results, and (3) recognize individuals based on their contributions to those results. The Named Executive Officers’ 2020 individual annual incentive opportunities (expressed as a percentage of base pay) that were approved by the Compensation Committee and effective for the 2020 Annual Incentive Program were as follows: Mr. Patterson – 120%; Mr. Richardson and Ms. Beggs – 70%; Messrs. Garratt and Midea and Ms. Kunkle – 60%. These incentive opportunities were unchanged from 2019 for those Named Executive Officers who participated in our Annual Incentive Program in 2019 (and were newly established for Ms. Beggs who joined the Company on August 24, 2020).

In December 2019, the Compensation Committee determined, after a thorough evaluation of possible plan designs and performance measures, that the Company would revise the 2020 Annual Incentive Program performance measures from those used in 2019, and would use two performance measures for 2020: Adjusted Operating Income and Working Capital as a Percentage of Sales.

The Committee also determined at that time that the incentive framework would be updated mid-year to include performance goals related to the integration of Clariant Masterbatch to take effect at the time of closing. Layering in the performance of acquisitions into our annual incentive program is consistent with how the Company has treated its acquisitions in the past.

The acquisition of Clariant Masterbatch was signed and announced in December of 2019 but at that time it was unclear exactly when the transaction would close. In June 2020, and based on the expected closing of Clariant Masterbatch on July 1, 2020, the Committee met and approved specific performance measures related to the Clariant Masterbatch acquisition to take effect at the date of closing and for the remainder of 2020. No adjustments related to COVID-19 were made.

The final 2020 Annual Incentive Program performance measures were selected by the committee based on their evaluation that these metrics would be the most critical elements of Avient’s performance and are described below:

•	Adjusted Operating Income. Adjusted operating income was defined as operating income excluding special items (as noted on Appendix A).

•

Working Capital as a Percentage of Sales. Working Capital as a Percentage of Sales was calculated by taking the average 13 months of total Company working capital divided by the sum of 12 months of 2020 total Company sales, where working capital equals (1) trade accounts receivable (2) plus inventory (3) minus trade accounts payable.

•

Clariant Masterbatch Objectives. The most important objectives related to the Clariant Masterbatch acquisition were determined by the Committee and included: the successful retention and integration of key leadership and customer relationships, prioritizing safety as a core element of the Company’s culture as an ACC Responsible Care Company, successful launch of the new Avient name/brand; successful capture of initial synergies of $10 million by year end, and adjusted EBITDA performance for the former Clariant Masterbatch business compared to a target of $49.7 million. Adjusted EBITDA was defined as earnings before interest, taxes, depreciation and amortization for the Clariant Masterbatch business for the second half of 2020, excluding special items (as noted on Appendix A). The payout based on the Clariant Masterbatch objectives was capped at 100%.

The payouts under the 2020 Annual Incentive Program were based on attainment with respect to target goals set for each financial performance measure and, with respect to the Clariant Masterbatch Objectives, included a discretionary element whereby the Committee could determine to what extent certain objectives relating the

COMPENSATION DISCUSSION AND ANALYSIS

acquisition were met in the second half of 2020. Rewardable attainment with respect to the Adjusted Operating Income and Working Capital as a Percentage of Sales performance measures ranged from 50% (threshold) to 200% (maximum) of goal. Rewardable attainment for the Clariant Masterbatch Objectives was capped at 100%; as a result, the overall maximum payout for the annual award was 175%. If achievement with respect to any objective performance measure fell between the threshold and target, or between the target and maximum, earned award amounts for that particular performance measure were interpolated on a straight-line mathematical basis. If achievement with respect to any performance measure did not reach threshold, then that measure would have been deemed to have 0% attainment. The Compensation Committee made a final determination of the amount to be paid.

The final performance measures for the 2020 Annual Incentive Program were weighted as outlined in the chart below.

We set aggressive performance goals in 2020 under the 2020 Annual Incentive Program that focused our efforts on those factors that we believed were critical to our ongoing success, including earnings improvement, cash generation from working capital, efficiencies in our operations, the successful integration of the Clariant Masterbatch business, and the continued implementation of our overall four pillar strategy of Specialization, Globalization, Commercial Excellence and Operational Excellence. The 2020 performance goals for our original measures were set in accordance with our strategic plan framework and annual operating plan, developed at the end of 2019. At that time, we viewed the targeted level of performance for each original measure as challenging to achieve.

The threshold, target and maximum goals and attainment levels for each objective metric for the Named Executive Officers are set forth below (dollars in millions). Progress against the Working Capital as a Percentage of Sales metric is reflected by lower levels of working capital, so results that are less than target are viewed as exceeding target performance.

The specific goals, final payouts and attainment percentages for Adjusted Operating Income and Working Capital as a % of sales are shown in the tables below. With respect to the Clariant Masterbatch Objectives described above, the Committee determined they had been fully met as we successfully retained all key leaders and customer relationships, prioritized safety training and education and retained ACC Responsible Care certification, achieved $20 million synergy run rate in the first six months of ownership and delivered adjusted EBITDA of $74.9 million in the second half of 2020. Payout under this measure was still capped at 100%, despite these significant achievements.

All of the Named Executive Officers’ 2020 Annual Incentive Program opportunities were based on consolidated results. Total attainment for these participants under the 2020 Annual Incentive Program was 120.9%.

COMPENSATION DISCUSSION AND ANALYSIS

2020 Annual Incentive Program*
Measure	Weighting	Threshold	Target	Maximum	Results	Payout %
Adjusted Operating Income	40%	$214.0	$233.1	$259.0	$219.6	65%
Working Capital as a % of Sales	35%	12.6%	12.2%	11.4%	10.6%	200%
Clariant Masterbatch Objectives	25%	See Clariant Masterbatch discussion above for more information regarding goals and achievements				100%
Total Attainment						120.9%

*Adjusted operating income (performance measures and results) reported in the table above was calculated with adjustments for special items (as noted on Appendix A) pursuant to the terms of the plans and as approved by the Compensation Committee.

All 2020 Annual Incentive Program payouts aligned with the actual performance achieved. The awards were made in accordance with the 2017 Plan. For information regarding the ultimate payouts under the 2020 Annual Incentive Program, see the 2020 Summary Compensation Table.

Long-Term Incentive. We provide long-term incentive compensation to our Named Executive Officers to directly tie the interests of these individuals to the interests of our shareholders. We also believe that long-term incentive compensation is an important retention tool. The 2020-2022 Long-Term Incentive Program awards were granted under the 2017 Plan.

The individual long-term incentive target opportunities provided to our Named Executive Officers, which are reflected as a percentage of base salary, were established with consideration of our competitive market pay philosophy discussed in the “Executive Compensation Philosophy and Objectives” section of this proxy statement and were intended to reward the Named Executive Officers for achieving specific performance objectives. The awards granted for 2020 under the 2017 Plan were based upon our closing stock price on February 10, 2020. The accounting value of each award was determined using the grant date of the award. The value of the grant varies as the stock price increases or decreases in the interim.

The Compensation Committee approved the following decisions with respect to the individual long-term incentive opportunities (expressed as a percentage of base salary) of the Named Executive Officers for 2020, which were in effect as of February 10, 2020 (the grant date of our annual long-term incentive awards) to address market compensation considerations, performance motivation and retention effects: Mr. Patterson’s opportunity was 450% (increased from a 2019 opportunity of 420%); Messrs. Garratt and Midea’s opportunities were 125% (increased from 2019 opportunities of 120%); Ms. Kunkle’s opportunity was 135% (increased from a 2019 opportunity of 130%); and Mr. Richardson’s opportunity was 165% (increased from a 2019 opportunity of 160%). Due to the timing of her appointment in August 2020, Ms. Beggs did not participate in these 2020 long-term incentive compensation program awards. In addition, as further described below, Mr. Richardson’s outstanding long-term incentive awards were modified in connection with his 2020 retirement from the Company.

Awards Granted in 2020. After a thorough evaluation of other possible vehicles, the Compensation Committee elected to retain the same three compensation vehicles and weightings that we used in 2019 for the 2020 long-term incentive awards, which are listed below. We maintained this program design to continue to provide a balance between the relative values of the three compensation vehicles while efficiently using the shares available under the applicable Long-Term Incentive Plan. Of these three vehicles, the cash-settled performance units and the stock appreciation rights (“SARs”) have performance conditions, as described in detail below. Both the cash-settled performance units and the SARs are additionally subject to time-based vesting as described in detail below. The restricted stock units (“RSUs”) are time-based awards that generally vest in their entirety on the third anniversary of the grant date.

COMPENSATION DISCUSSION AND ANALYSIS

On February 10, 2020, we granted awards under the applicable Long-Term Incentive Plan to all our Named Executive Officers other than Ms. Beggs. Details regarding these awards are described below.

Cash-Settled Performance Units. Cash-settled performance units provide an opportunity for employees to receive a cash bonus if specified performance measures are met for pre-defined performance periods. The Compensation Committee maintained adjusted EPS as the 2020 performance measure in order to drive improvements in shareholder value. We will use the four performance periods and relative weightings listed below to drive annual performance as well as cumulative performance. Requiring annual, as well as cumulative, performance goals helps ensure that adjusted EPS growth is a constant and visible incentive goal for our Named Executive Officers to achieve each year.

Performance Period	Weighting
January 1, 2020 through December 31, 2020	25%
January 1, 2021 through December 31, 2021	25%
January 1, 2022 through December 31, 2022	25%
January 1, 2020 through December 31, 2022	25%

The attainment level for the cash-settled performance units will be certified at the end of the total three-year performance period. We established threshold, target and maximum adjusted EPS goals for each of the above listed performance periods. Participants will earn, for the applicable performance period: (1) 100% of the target award of cash-settled performance units upon attainment of the target performance level; (2) 50% of the target award upon attainment of the threshold performance level; or (3) 200% of the target award upon attainment of the maximum (or greater) performance level. If final performance falls between the threshold and target or between target and maximum, earned award amounts will be interpolated. If threshold performance is not achieved for a particular performance period, then no award will be paid to the participants for such performance period. The cash-settled performance units do not pay out until the payment date in order to serve as a retention vehicle and participants must generally be employed on the payment date to receive payment. The payment date will be a date in 2023 determined by the Compensation Committee (or its authorized delegate), which will occur no later than March 15, 2023.

We do not disclose the specific, forward-looking adjusted EPS goals that we established for the cash-settled performance units granted in 2020 in this proxy statement because (1) these goals relate to executive compensation to be earned and/or paid in future years and do not affect a fair understanding of the Named Executive Officers’ compensation for 2020 and (2) we believe that disclosure of such goals while the applicable performance period is

COMPENSATION DISCUSSION AND ANALYSIS

ongoing would cause us competitive harm. However, we disclose such goals in future proxy statements once the applicable performance periods have ended as part of our discussion and analysis about the amounts earned by the Named Executive Officers under these awards. In setting the applicable target levels, the Compensation Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years. When establishing the specific goals for the adjusted EPS performance measure, we specifically considered how likely it will be for us to achieve the goals. We believe that the threshold goals have been established at levels that should be appropriately difficult to attain, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our Named Executive Officers, to achieve. Achievement of the maximum goal is considered to be a stretch goal given current market conditions. The performance unit grants made in 2020 for the Named Executive Officers are set forth in the 2020 Grants of Plan-Based Awards table of this proxy statement.

Stock-Settled Stock Appreciation Rights. The SARs, when exercised by the Named Executive Officers, are settled in our common shares and have an exercise price equal to the closing market price of our common shares on the grant date. However, the SARs are subject to an appreciation cap of 200% of the initial grant date closing stock price. To continually reinforce our ongoing commitment to enhancing shareholder value, the general design for the 2020 awards was to vest one-third upon the later of: (1) achieving each of the following stock price hurdles and maintaining them for thirty consecutive trading days: 10%, 15% and 20% increase, respectively, over the initial grant date closing stock price of $31.48; and (2) the satisfaction of time-based vesting requirements that lapse one-third on each of the first three anniversaries of the grant date, generally subject to the Named Executive Officer’s continued employment. Two of the performance hurdles were met in 2020, and the third performance hurdle was met in early 2021. The SARs have an exercise term of ten years. The SARs granted in 2020 to the Named Executive Officers are set forth in the 2020 Grants of Plan-Based Awards table of this proxy statement.

Restricted Stock Units. RSUs are designed to promote share ownership and promote the retention of our executives. The RSUs generally vest on the third anniversary of the grant date and are set forth in the 2020 Grants of Plan-Based Awards table of this proxy statement.

One-Time Award of Restricted Stock Units. On August 24, 2020, we granted a one-time award of 40,000 RSUs to Ms. Beggs. The award, in lieu of Ms. Beggs’ participation in our standard 2020 long-term incentive program, was intended to recognize her appointment as Senior Vice President, Chief Financial Officer. The RSUs vest on the third anniversary of the grant date and are set forth in the 2020 Grants of Plan-Based Awards table of this proxy statement. Ms. Beggs did not receive any other long-term incentive awards in 2020.

Actions Taken on Awards Granted in Prior Years. In February 2021, the Compensation Committee reviewed, certified and approved the attainment level of cash-settled performance units granted at the start of 2018 for the three-year performance period of January 1, 2018 through December 31, 2020. The four, equally weighted performance periods listed below were used in order to drive annual as well as cumulative performance. The cash-settled performance units were earned by achieving performance goals related to our adjusted EPS over each performance period. For retention purposes, the performance units generally could not be paid until the payment date approximately three years following the date of grant as approved by Compensation Committee (or its authorized delegate). The participating Named Executive Officers received a cash payout based on achieving 91% of the target level performance for this goal, reflected below.

2018 – 2020 Cash-Settled Performance Units Performance Measure: Adjusted EPS*
Performance Periods	Weighting	Threshold	Target	Maximum	Result	Payout %
January 1, 2018 – December 31, 2018	25%	$2.28	$2.43	$2.65	$2.43	100%
January 1, 2019 – December 31, 2019	25%	$2.22	$2.55	$3.06	$2.42	80%
January 1, 2020 – December 31, 2020	25%	$1.44	$1.97	$2.85	$1.90	94%
January 1, 2018 – December 31, 2020	25%	$5.94	$6.95	$8.56	$6.75	90%
Total Attainment						91%

* All financial measures (performance measures and results) reported in the table above were calculated with adjustments for acquisitions, divestitures and special items (as noted on Appendix A) pursuant to the terms of the

COMPENSATION DISCUSSION AND ANALYSIS

plans and as approved by the Compensation Committee. Specifically, in the event of the divestiture of a business unit during the performance period, the performance measures (threshold, target, and maximum) would be adjusted to remove the net prospective loss of income and the related impact on earnings per share that such business unit was expected to have during the portion of the performance period after the divestiture. In the event of an acquisition during the performance period, the performance measures (threshold, target, and maximum) would be adjusted to include pro forma figures for the acquired assets for the remainder of the performance period. Pro forma means target’s prior year results corresponding to remaining time left in the performance period, adjusted for purchase accounting and acquisition financing, if any.

Actual payouts of the cash-settled performance units granted in 2018 to the Named Executive Officers under the 2017 Plan are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2020 Summary Compensation Table of this proxy statement. As further described below, Mr. Richardson’s outstanding performance units were modified in connection with his 2020 retirement from the Company.

All equity awards outstanding as of December 31, 2020 are set forth in the Outstanding Equity Awards at 2020 Fiscal Year-End table of this proxy statement.

Other Aspects of Our Compensation Programs

The Compensation Committee, with support from management, also considers, adopts, reviews and revises executive officer benefit programs, promotions, and any individual agreements impacting the compensation and benefits of our Named Executive Officers. In addition, the Compensation Committee also oversees the governance of our compensation practices. The following section describes significant activities relating to the above that occurred in 2020.

Retirement Benefits. We offer the following retirement benefits to eligible employees and eligible Named Executive Officers as specified below. Additional details about these plans, as they apply to the Named Executive Officers, are included in the “2020 Nonqualified Deferred Compensation” section of this proxy statement.

•

A defined contribution retirement benefit available to eligible United States employees (as defined in the plan document) through an Internal Revenue Code tax-qualified profit sharing/401(k) plan (referred to as the “Qualified Savings Plan”); and

•

An unfunded, nonqualified plan that provides benefits similar to the Qualified Savings Plan (referred to as the “Avient Supplemental Retirement Benefit Plan”), but without the Internal Revenue Code contribution and earnings limitations

Other Benefits. We provide other benefits to the Named Executive Officers that we believe are necessary to compete for executive talent. The additional benefits for the Named Executive Officers generally consist of a benefit allowance (for Mr. Patterson only, in the amount of $7,500 annually), limited reimbursement of expenses for financial planning and tax preparation, global travel health benefits and an annual physical examination. The specific amounts attributable to the 2020 other benefits provided to the Named Executive Officers are set forth in the “All Other Compensation” column of the 2020 Summary Compensation Table of this proxy statement. The benefit allowance and reimbursement of expenses for financial planning/tax preparation are treated as taxable income to the Named Executive Officers and are not grossed up by Avient. Tax gross-ups are provided for imputed income for spouse/guest travel.

We also provide other benefits such as medical, dental, life insurance and disability coverage to each United States-based Named Executive Officer, which are identical to the benefits provided to all other eligible United States-based employees (as defined in the plan document). We provide vacation and paid holidays to all employees, including the Named Executive Officers. The Named Executive Officers were each eligible for four weeks of vacation in 2020, except Ms. Beggs’ whose eligibility was pro-rated to reflect her partial year of service.

We also provide additional benefits to our Named Executive Officers in special circumstances, such as the payment of relocation expenses, housing, and tax preparation fees and tax equalization costs in the event of an expatriate assignment. These expatriate benefits are provided to all employees who take an international assignment.

COMPENSATION DISCUSSION AND ANALYSIS

In 2020, Mr. Garratt was the only Named Executive Officer on an expatriate assignment and, as a result, received expatriate benefits under our Expatriate Policy consistent with benefits provided to other Company expatriates.

Retirement of Former Executive. On December 1, 2020, Mr. Richardson retired from the Company. In accordance with the 2020 Annual Incentive Program, Mr. Richardson received a prorated payout of his short-term incentive based upon his eligible earnings in 2020 of $598,769. In consideration of Mr. Richardson’s years of service to the Company and his continuing on for a period of time to ensure a smooth transition to the new CFO, the continued employment requirement of Mr. Richardson’s unvested long-term incentive awards was waived and the awards were modified as a result; such awards will otherwise be governed by the standard terms of each award, including any performance criteria. For details regarding the modified awards, refer to the 2020 Grants of Plan-Based Awards table of this proxy statement. Mr. Richardson retained his vested equity awards, which will be governed by the standard terms of each award. The incremental value of the modified awards is $283,852 for the stock awards, $285,400 for the option awards, and $368,579 for the cash-settled performance units (valued at target for awards where the performance period has not yet concluded). Mr. Richardson’s additional retirement benefits will consist of those benefits accrued and vested under the standard terms and conditions of the plans in which he participated. See the “2020 Nonqualified Deferred Compensation” section of this proxy statement for more information.

Tax Considerations. Cash compensation, such as base salary and annual incentive compensation, is taxable to the recipient as ordinary income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under Internal Revenue Code tax-qualified plans, such as a 401(k) plan, do not affect our current tax deduction. Deferrals under supplemental executive deferral plans delay our tax deduction until the deferred amount (and any accumulation thereon) is paid. Stock-settled SARs are generally taxable as ordinary income when exercised, RSUs are generally taxable as ordinary income when they vest, and cash-settled performance units are generally taxable as ordinary income when paid. We generally realize a tax deduction at those specified times, except where limited by Code Section 162(m), which generally disallows a federal income tax deduction to publicly traded companies like Avient for compensation in excess of $1 million per year paid to certain executive officers (and, beginning in 2018, certain former executive officers). The Compensation Committee reviews at a very general level potential tax implications before making decisions regarding compensation.

Accounting Considerations. When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the Compensation Committee at a very general level review and consider the accounting implications of a given award, including the estimated expense and dilutive considerations. With consideration of the accounting treatment associated with an incentive plan design, management and the Compensation Committee may alter or modify the incentive award if the award (and the related accounting consequences) were to adversely affect our financial performance.

Stock Ownership and Retention Guidelines. In order to better align the financial interests of our executives with those of our shareholders, we believe our executives should own a meaningful number of Avient common shares. We have adopted Guidelines specifying a minimum level of stock ownership for all executives, including all Named Executive Officers.

The current Guidelines require all executives, including the continuing Named Executive Officers, to retain 100% of all net shares obtained through Avient as compensation for services provided. This requirement will cease when the Guidelines have been met, provided that an officer can only divest of a number of shares such that the Guidelines continue to be met. In general, shares counted toward required ownership include shares directly and indirectly held, shares and phantom shares held in our retirement or deferral plans, and RSUs and performance shares (if the applicable performance measures are met). The specific levels of stock ownership for the continuing Named Executive Officers are noted in the following table. Executives are expected to accumulate the specified shares within five years of their becoming subject to the Guidelines. These policies, as they relate to our Directors, are discussed in the “Stock Ownership Guidelines for Directors” section of this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

	Stock Ownership Target (in shares)	Total Share Ownership as of 3/1/2020
R.M. Patterson	125,000	659,484
J.A. Beggs	45,000	47,240
M.A. Garratt	20,000	50,070
M.J. Midea	20,000	32,998
L.K. Kunkle	20,000	90,451

Timing with Respect to Equity Award Grants. We have adopted a policy with respect to the timing of the grant of equity awards, which provides that equity awards are granted pursuant to approval by the Board or the Compensation Committee or, pursuant to authority delegated by the Board or the Compensation Committee to the Chief Executive Officer. Such grants generally should be made at times when Avient is not in possession of material non-public information; and not made during a “blackout period,” which is the period of time that is in close proximity to the release of financial or material non-public information. The policy further provides that, to the extent practicable, annual grants to existing employees should be approved at regularly scheduled meetings and that the grant price for any stock option or SAR shall not be less than the fair market value of Avient’s common shares on the grant date (which is defined as the closing price of our common shares on the grant date).

Clawback Policy. In 2015, our Board adopted a clawback policy that, upon any act of fraud, dishonesty or recklessness in the performance of an executive officer’s duties that contributed to the Company’s material noncompliance with any financial reporting requirements resulting in a material accounting restatement, would generally require such executive officer to repay all incentive-based compensation that he or she received in excess of what would have been paid if the restated financial statements had originally been prepared without such material accounting restatement. The Board expects to amend the clawback policy again when SEC or NYSE final clawback regulations become available.

Prohibition on Hedging Our Securities. Avient’s Insider Trading Policy prohibits Directors, officers and certain other employees of Avient from engaging in hedging or other speculative transactions with respect to our securities, including buying or selling puts or calls, short sales, or margin purchases of our securities.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The following tables, narrative and footnotes discuss in more detail the compensation of our Named Executive Officers.

2020 Summary Compensation Table

The following table sets forth the compensation for the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018, as applicable, for our Chief Executive Officer and our current Chief Financial Officer, our three other most highly compensated executive officers serving as of December 31, 2020, and one of our former executive officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($) (e)		Option Awards ($) (f)		Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (h)		Total ($) (i)
Robert M. Patterson, Chairman, President and Chief Executive Officer	2020	1,084,615			1,732,974		1,401,423		2,654,640	135,722		7,009,374
	2019	1,050,000		-	1,543,883		1,543,900		1,824,780	144,069		6,106,632
	2018	1,003,846		-	1,386,559		1,399,340		2,187,288	150,947		6,127,920
Jamie A. Beggs, Senior Vice President, Chief Financial Officer (1)	2020	171,635		-	1,084,400		-		145,254	184,036		1,585,325
Michael A. Garratt, Senior Vice President, President, Color, Additives and Inks, EMEA	2020	445,385		-	198,324		159,594		449,572	213,724		1,466,599
	2019	435,000		-	182,932		183,115		281,743	56,590		1,139,380
	2018	423,462		-	163,371		163,540		352,841	62,355		1,165,569
M. John Midea, Senior Vice President, Global Operations and Process Improvement (1)	2020	415,769		-	187,306		150,660		416,259	188,039		1,358,032
Lisa K. Kunkle, Senior Vice President, General Counsel and Secretary	2020	442,308			214,064		172,183		451,890	42,210		1,322,655
	2019	425,000		100,000	193,971		193,679		268,095	39,187		1,219,932
	2018	405,769		-	169,655		170,200		329,538	39,511		1,114,673
Bradley C. Richardson, Former Executive Vice President, Chief Financial Officer	2020	648,000	(2)	-	653,742	(3)	584,690	(4)	746.978	59,199	(5)	2,692,609
	2019	610,000		-	342,209		342,083		486,381	64,619		1,845,292
	2018	590,769		-	307,892		310,060		618,228	57,212		1,884,161

(1)	Compensation for Mr. Midea and Ms. Beggs is provided only for 2020 because they were not Named Executive Officers in 2019 or 2018.

(2)	Salary includes $49,231 for earned and unused vacation due to Mr. Richardson in connection with his retirement.

(3)

In connection with Mr. Richardson’s retirement and in recognition of his outstanding eight year tenure with the Company, Avient modified certain RSUs granted to Mr. Richardson in 2018, 2019 and 2020 that would have otherwise been forfeited under the terms of the applicable grant agreements. The incremental value of the modified RSUs as reported in Mr. Richardson’s 2020 “Stock Awards” column is $283,852. The modified awards and details regarding their value are set forth in the 2020 Grants of Plan-Based Awards table of this proxy statement and in its accompanying footnotes.

(4)

In connection with Mr. Richardson’s retirement and in recognition of his outstanding eight year tenure with the Company, Avient modified certain SARs granted to Mr. Richardson in 2015, 2018, 2019, and 2020 that would have otherwise been forfeited under the terms of the applicable grant agreements. The incremental value of the modified SARs as reported in Mr. Richardson’s 2020 “Option Awards” column is $285,400. The modified awards and details regarding their value are set forth in the 2020 Grants of Plan-Based Awards table of this proxy statement and in its accompanying footnotes.

(5)

In connection with Mr. Richardson’s retirement and in recognition of his outstanding eight-year tenure with the Company, Avient modified certain cash-settled performance units granted to Mr. Richardson in 2019 and 2020 that would have otherwise been forfeited under the terms of the applicable grant agreements. Compensation attributable to those cash-settled awards is not reportable until earned and is therefore not included in this column for 2020. The number of 2019 and 2020 cash-settled performance units modified, however, was 351,725, which, at target have a dollar value of $351,725.

EXECUTIVE COMPENSATION

Stock Awards (column (e))

The amounts reported in the “Stock Awards” column relate to, for 2020, time-vested stock-settled RSUs granted to the Named Executive Officers. These awards are described more fully in the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

The amounts reported for 2020 represent the aggregate grant date fair value of those stock awards determined pursuant to FASB ASC Topic 718 (plus for Mr. Richardson, the modification value described in footnote 3 above). Accordingly, this column includes amounts for awards that have not yet vested. For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 13, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Avient cautions that the amounts reported for these awards may not represent the amounts that the Named Executive Officers will actually realize from these awards. To what extent a Named Executive Officer realizes value will depend on our stock price and continued employment. The value actually received upon a settlement of RSUs for the Named Executive Officers in 2020 is reflected in the 2020 Option Exercises and Stock Vested table of this proxy statement.

Option Awards (column (f))

The amounts reported in the “Option Awards” column consist of, for 2020, stock-settled SARs (with time and performance based vesting requirements as well as a SAR appreciation cap) that were granted to the Named Executive Officers. The amounts reported for 2020 represent the grant date fair value of the SARs granted to each of the Named Executive Officers, calculated in accordance with FASB ASC Topic 718 (plus for Mr. Richardson, the modification value described in footnote 4 above). Accordingly, this column includes amounts for awards that have not yet vested. For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 13, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. These awards are described more fully in the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

Avient again cautions that the amounts reported for these awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. To what extent a Named Executive Officer realizes value will depend on our stock price and continued employment.

Non-Equity Incentive Plan Compensation (column (g))

The amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2020 include amounts earned by Named Executive Officers (as applicable) under the 2020 Annual Incentive Program (and paid in February 2021), and for cash-settled performance units granted on February 14, 2018 under the 2018 – 2020 Long-Term Incentive Program (and paid in February 2021). The terms of the 2020 Annual Incentive Program and the 2018 – 2020 Long-Term Incentive Program cash-settled performance units are described more fully in the “What We Pay and Why: Elements of Compensation” section of this proxy statement. The payouts earned by the Named Executive Officers under both plans (as applicable) are below.

Name	2020 Annual Incentive Program ($)	2018 – 2020 Cash-Settled Performance Units ($)
R.M. Patterson	1,573,560	1,081,080
Jamie A. Beggs	145,254	-
M.A. Garratt	323,082	126,490
M. John Midea	301,599	114,660
L.K. Kunkle	320,850	131,040
B.C. Richardson	506,738	240,240 (1)

(1)

In connection with Mr. Richardson’s retirement and in recognition of his outstanding eight-year tenure with the Company, Avient modified certain cash-settled performance units granted to Mr. Richardson in 2018 that would have otherwise been forfeited under the proration terms of the applicable grant agreements. The number of performance units restored was 18,521. Compensation attributable to this modification is $16,854 and is included in the reported payout.

EXECUTIVE COMPENSATION

All Other Compensation (column (h))

The amounts reported in the “All Other Compensation” column for 2020 reflect, for each Named Executive Officer, the sum of (1) the amounts contributed by Avient to the Qualified Savings Plan and the Avient Supplemental Retirement Benefit Plan, which are calculated on the same basis for all participants, including the Named Executive Officers, (2) limited tax gross-ups, and (3) the incremental cost to Avient of all other executive benefits that are required to be reported by SEC rules. The material provisions of the Qualified Savings Plan and the Avient Supplemental Retirement Benefit Plan are described in the “2020 Nonqualified Deferred Compensation” section of this proxy statement.

The narrative following the table below describes these components of All Other Compensation:

Name	Company Contributions to Qualified Savings Plan ($)	Company Contributions to Avient Supplemental Retirement Benefit Plan ($)	Tax Gross-Ups ($)	Standard Expatriate Benefits ($)	Other Benefits ($)
R.M. Patterson	12,825	72,441	11,761	-	38,695
J.A. Beggs	7,724	-	84,859	-	91,453
M.A. Garratt	12,825	14,769	21,218	121,451	43,461
M.J. Midea	12,825	12,742	67,925	-	94,547
L.K. Kunkle	12,825	14,457	-	-	14,928
B.C. Richardson	12,825	26,475	-	-	19,899

Company Contributions to Qualified Savings Plan. Avient makes certain contributions on behalf of all eligible participants, including Named Executive Officers, in accordance with the Qualified Savings Plan.

Company Contributions to Avient Supplemental Retirement Benefit Plan. Avient makes certain contributions on behalf of all eligible participants, including the Named Executive Officers, under the Avient Supplemental Retirement Benefit Plan.

Tax Gross-ups. Mr. Patterson’s tax-gross ups were provided pursuant to Avient’s practice to reimburse executives for taxes incurred when a spouse/guest travels for business purposes as it is sometimes necessary for spouses to accompany the executives to business functions. These taxes are incurred because of the Internal Revenue Service’s rules governing business travel by spouses/guests and Avient reimburses the associated taxes. Ms. Beggs and Messrs. Garratt and Midea’s tax gross-ups were provided pursuant to Avient’s practice to reimburse executives for taxes incurred in connection with relocation assistance. Mr. Garratt’s tax gross-ups also included amounts provided pursuant to Avient’s practice to reimburse executives for taxes incurred in connection with expatriate assignment expenses.

Standard Expatriate Benefits. Avient provides benefits to employees, including Named Executive Officers, related to expenses incurred in connection with expatriate assignments. Mr. Garratt’s benefits for expatriate assignment expenses resulted from his current assignment in Luxembourg, and included expenses incurred for relocation related services ($66,796), as well as housing, transportation, immigration services, school fees, and additional costs and expenses.

Other Benefits. Certain additional limited benefits are made available to executives, including the Named Executive Officers. The aggregate incremental value of those benefits is included for each Named Executive Officer in the “All Other Compensation” column of the 2020 Summary Compensation Table, but the individual values for each item are not required to be disclosed under SEC rules because none exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for each Named Executive Officer, except that Ms. Beggs and Messrs. Garratt and Midea each received relocation assistance benefits of $88,612, $36,146, and $80,880, respectively. In general, other benefits include a nominal benefit allowance (provided to Mr. Patterson), taxable reimbursement to the Named Executive Officers for financial planning and tax preparation (used by all Named Executive Officers, except for Ms. Beggs) and the incremental value of spouse/guest travel expenses (used by Mr. Patterson). Avient also makes available executive physicals to all Named Executive Officers (used by all Named Executive Officers, except for Mr. Midea). Global CARE Insurance (Critical Care Air Rescue and Evacuation), which provides supplemental medical services and medical transportation related to business travel, is also provided to all Named Executive Officers.

EXECUTIVE COMPENSATION

2020 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#) (h)	Exercise or Base Price of Option Awards ($/Sh) (i)	Grant Date Fair Value of Stock and Option Awards ($) (j)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)
R.M. Patterson		227,769 (1)	1,301,538 (1)	2,277,692 (1)	-	-	-	-	-
		185,625 (2)	1,485,000 (2)	2,970,000 (2)	-	-	-	-	-
	2/10/2020	-	-	-	57,517	172,550 (3)	-	31.48	1,401,423
	2/10/2020	-	-	-	-	-	55,050(5)	-	1,732,974
J.A. Beggs		21,025 (1)	120,144 (1)	210,252 (1)	-	-	-	-	-
		-	-	-	-	-	-	-	-
		-	-	-	-	-	-	-	-
	8/24/2020	-	-	-	-	-	40,000 (6)	-	1,084,400
M.A. Garratt		46,765 (1)	267,231 (1)	467,654 (1)	-	-	-	-	-
		21,125 (2)	169,000 (2)	332,000 (2)	-	-	-	-	-
	2/10/2020	-	-	-	6,550	19,650 (3)	-	31.48	159,594
	2/10/2020	-	-	-	-	-	6,300 (5)	-	198,324
M.J. Midea		43,656 (1)	249,462 (1)	436,559 (1)	-	-	-	-	-
		20,000 (2)	160,000 (2)	320,000 (2)	-	-	-	-	-
	2/10/2020	-	-	-	6,183	18,550 (3)	-	31.48	150,660
	2/10/2020	-	-	-	-	-	5,950 (5)	-	187,306
L.K. Kunkle		46,442 (1)	265,385 (1)	464,424 (1)	-	-	-	-	-
		22,875 (2)	183,000 (2)	366,000 (2)	-	-	-	-	-
	2/10/2020	-	-	-	7,067	21,200 (3)		31.48	172,183
	2/10/2020	-	-	-	-	-	6,800 (5)	-	214,064
B.C. Richardson		73,349 (1)	419,138 (1)	733,492 (1)	-	-	-	-	-
		39,625 (2)	317,000 (2)	634,000 (2)	-	-	-	-	-
	2/10/2020	-	-	-	12,283	36,850 (3)	-	31.48	299,290
	10/15/2020	-	-	-	(4)	(4)	-	31.48	177,618
	10/15/2020	-	-	-	(4)	(4)	-	31.54	56,325
	10/15/2020	-	-	-	(4)	(4)	-	41.89	-
	10/15/2020	-	-	-	(4)	(4)	-	38.27	51,457
	2/10/2020	-	-	-	-	-	11,750 (5)	-	369,890
	10/15/2020	-	-	-	-	-	(7)	-	123,665
	10/15/2020	-	-	-	-	-	(7)	-	134,189
	10/15/2020	-	-	-	-	-	(7)	-	25,998

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (columns (c), (d) and (e))

(1)

2020 Annual Incentive Program Payments. 2020 Annual Incentive Program Payments. The amounts located in the first row for each Named Executive Officer represent the cash-based award opportunities granted to the Named Executive Officer in 2020 under the 2020 Annual Incentive Program. We established threshold, target and maximum goals for each of the two original performance measures specified under the 2020 Annual Incentive Program. Participants earn, for those applicable performance measures: (1) 100% of the target award upon attainment of the “target” performance level; (2) 50% of the target award upon attainment of the “threshold” performance level; or (3) 200% of the target award upon attainment of the “maximum” (or greater) performance level, with the exception of the Clariant Masterbatch measures, which were capped at 100%. The maximum amounts shown in the table above reflect the 175% maximum opportunity combined for all three measures. If final performance for any measure (other than the Clariant Masterbatch measures) falls between the threshold and target or between target and maximum, earned award amounts for that measure will be interpolated on a straight-line mathematical basis. If threshold performance is not achieved for any one performance measure, then that performance measure will have an attainment of 0%. For purposes of this table and threshold level disclosure, we assumed that the Working Capital as a % of Sales measure achieved the threshold level of attainment (in other words, 17.5% of the target award was earned). Additionally, negative discretion can be used to reduce the payment to zero. 2020 Annual Incentive Program payments, if earned, are generally contingent upon the Named Executive Officer remaining in continuous employment through the payment date, or retirement.

EXECUTIVE COMPENSATION

The actual amount earned by each Named Executive Officer for 2020 is included in the “Non-Equity Incentive Plan Compensation” column of the 2020 Summary Compensation Table of this proxy statement.

(2)

Cash-Settled Performance Units. The amounts located in the second row for each Named Executive Officer represent the cash-settled performance units granted to the Named Executive Officers on February 10, 2020 as part of our 2020 long-term incentive award under the applicable Long-Term Incentive Plan. Each performance unit is equal in value to $1.00. Payouts of these cash-settled performance units are subject to achieving four specified performance goals over the annual and cumulative performance periods from January 1, 2020 to December 31, 2022. We established threshold, target and maximum goals for each of the four performance periods. Participants earn, for the applicable performance period: (1) 100% of the target award upon attainment of the “target” performance level; (2) 50% of the target award upon attainment of the “threshold” performance level or (3) 200% of the target award upon attainment of the “maximum” (or greater) performance level. If final performance falls between the threshold and target or between target and maximum for any performance period, then the earned award amount for that performance period will be interpolated on a straight-line mathematical basis. If threshold performance is not achieved for any one performance period, then that performance period will have an attainment of 0%. For purposes of this table and threshold level disclosure, we assumed that only one of the four performance periods achieved the threshold level of attainment (in other words, 12.5% of the target award was earned). The cash-settled performance units will be paid in cash, if earned, contingent upon the Named Executive Officer (other than Mr. Richardson) remaining in continuous employment through the payment date, which shall be no later than March 15, 2023.

Estimated Future Payouts Under Equity Incentive Plan Awards (columns (f) and (g))

(3)

Stock Appreciation Rights. These amounts represent stock-settled SARs granted to the Named Executive Officers on February 10, 2020 as part of our 2020 long-term incentive award under the applicable Long-Term Incentive Plan. The SARs generally vest one-third upon the later of: (1) achieving each of the following stock price hurdles for thirty consecutive trading days: 10%, 15% and 20% increase, respectively, over the initial grant date closing stock price of $31.48; and (2) time-based vesting, with restrictions lapsing in one-third increments on each of the first three anniversaries of the grant date, generally subject to the officer’s continued employment, and have an exercise term of ten years. Two of the performance hurdles were met in 2020, and the third performance hurdle was met in early 2021. The SARs are also subject to an appreciation cap of 200% of the initial grant date closing stock price.

“Threshold” refers to the minimum number of shares underlying the SAR award that will vest upon reaching the threshold level of performance, which is satisfaction of just the first stock price hurdle. Threshold equates to vesting in one-third of the SAR award. If threshold performance is not attained, then the participant will not vest in any of the SARs for the 2020 award. Target refers to the number of shares underlying the SARs that will vest upon satisfaction of all of the stock price hurdles under the 2020 grant. The SARs do not have a “maximum” level of attainment as a participant cannot receive SARs in excess of the initial award.

(4)

Modification of Stock Appreciation Rights in Connection with Retirement. In connection with Mr. Richardson’s retirement and in recognition of his outstanding eight-year tenure with the Company, Avient modified certain SAR awards previously granted to Mr. Richardson that would have otherwise been forfeited under the terms of the applicable grant agreements. The value shown for the modified SARs represent the unvested portion of the following: 36,850 SARs originally granted on February 10, 2020 (row four), 34,000 SARs originally granted on February 11, 2019 (row five), 20,950 SARs originally granted on February 14, 2018 (row six), and 18,700 of the SARs originally granted on February 4, 2015 (row seven). The modifications were based upon the period of time that Mr. Richardson was employed by Avient from the original grant date of the award through October 15, 2020 (the modification date).

All Other Stock Awards: Number of Shares of Stock or Units (RSUs) (column (h))

(5)

Annual Grant of RSUs. These amounts represent stock-settled RSUs granted to the Named Executive Officers on February 10, 2020 as part of our 2020 annual long-term incentive award under the applicable Long-Term Incentive Plan. The RSUs generally vest on the third anniversary of the grant date. The RSUs have dividend equivalent rights that entitle the grantee to dividend equivalents on each common share underlying the award

EXECUTIVE COMPENSATION

equal to the dividend per share declared and paid on our issued and outstanding common shares. The dividend equivalent rights are subject to the same restrictions as the underlying RSUs.

(6)

One-Time Grant of RSUs. This amount represents a one-time grant of stock-settled RSUs to Ms. Beggs. The RSUs have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The dividend equivalent rights are subject to the same restrictions as the underlying RSUs. This grant is described in the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

(7)

Modification of RSUs in Connection with Retirement. In connection with Mr. Richardson’s retirement and in recognition of his outstanding eight-year tenure with the Company, Avient modified certain RSU awards previously granted to Mr. Richardson that would have otherwise been forfeited under the terms of the applicable grant agreements. The value shown for the modified RSUs represent the unvested portion of the following:: 11,750 RSUs originally granted on February 10, 2020 (row nine), 10,850 RSUs originally granted on February 11, 2019 (row 10), and 7,350 RSUs originally granted on February 14, 2018 (row 11). The modifications were based upon the period of time that Mr. Richardson was employed by Avient from the original grant date of the award through October 15, 2020 (the modification date).

Exercise or Base Price of Option Awards (column (i))

In setting the base price of these SARs, we followed the practice of using our closing stock price on the grant date. This practice complies with the applicable Long-Term Incentive Plan.

Grant Date Fair Value of Stock and Option Awards (column (j))

The amounts in this column represent the grant date fair value of each equity-based award, computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 13, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Narrative Disclosure Relating to the 2020 Summary Compensation Table and the 2020 Grants of Plan-Based Awards Table

For more information regarding the retirement of Mr. Richardson (and the related modification of his awards), refer to the “Potential Payments Upon Termination or Change of Control” section and the “Retirement of Former Executive” section of this proxy statement. For information regarding the amount of salary and bonus compensation in proportion to total compensation, see the “What We Pay and Why: Elements of Compensation” section of this proxy statement. For information regarding the management Continuity Agreements, see the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2020 Fiscal Year-End

	Option Awards								Stock Awards

					Equity Incentive
					Plan Awards:						Market	Equity Incentive	Equity Incentive
					Number of						Value of	Plan Awards:	Plan Awards:
	Number of		Number of		Securities				Number of		Shares or	Number of	Market or Payout
	Securities		Securities		Underlying				Shares or		Units of	Unearned Shares,	Value of Unearned
	Underlying		Underlying		Unexercised		Option		Units of Stock		Stock That	Units or Other	Shares, Units or
	Unexercised		Unexercised		Unearned		Exercise	Option	That Have Not		Have Not	Rights that Have	Other Rights that
	Options (#)		Options (#)		Options		Price	Expiration	Vested		Vested	Not Vested	Have Not Vested
Name	Exercisable		Unexercisable		(#)		($)	Date	(#)		($)	(#)	($)
(a)	(b)		(c)		(d)		(e)	(f)	(g)		(h)	(i)	(j)
R.M. Patterson	-		-		-		-	-	35,539	(1)	1,431,511	-	-
	-		-		-		-	-	51,591	(2)	2,078,085	-	-
	-		-		-		-	-	56,605	(3)	2,280,049	-	-
	-		-		-		-	-	-		-	56,389 (4)	2,271,349
	44,467	(5)	-		22,233	(5)	38.27	2/4/2025	-		-	-	-
	105,200		-		-		24.98	2/10/2026	-		-	-	-
	118,200		-		-		34.10	2/15/2027	-		-	-	-
	-		-		94,550	(6)	41.89	2/14/2028	-		-	-	-
	51,150	(7)	51,150	(7)	51,150	(7)	31.54	2/11/2029	-		-	-	-
	-		115,034	(8)	57,516	(8)	31.48	2/10/2030	-		-	-	-
J.A. Beggs	-		-		-		-	-	40,440	(9)	1,628,923	-	-
M.A. Garratt	-		-		-		-	-	4,193	(1)	168,894	-	-
	-		-		-		-	-	6,116	(2)	246,352	-	-
	-		-		-		-	-	6,480	(3)	261,014
	7,800		-		-		35.07	2/11/2024	-		-	-	-
	6,134	(5)	-		3,066	(5)	38.27	2/4/2025	-		-	-	-
	12,900		-		-		24.98	2/10/2026	-		-	-	-
	13,250		-		-		34.10	2/15/2027	-		-	-	-
	-		-		11,050	(6)	41.89	2/14/2028	-		-	-	-
	6,067	(7)	6,067	(7)	6,066	(7)	31.54	2/11/2029	-		-	-	-
	-		12,134	(8)	6,066	(8)	31.48	2/10/2030	-		-	-	-
M.J. Midea	-		-		-		-	-	3,764	(1)	151,614	-	-
	-		-		-		-	-	5,590	(2)	225,165	-	-
	-		-		-		-	-	6,119	(3)	246,473	-	-
	6,067	(10)	-		3,033	(10)	39.37	2/5/2025	-		-	-	-
	11,900		-		-		24.98	2/10/2026	-		-	-	-
	11,950		-		-		34.10	2/15/2027	-		-	-	-
	-		-		10,000	(6)	41.89	2/14/2028	-		-	-	-
	5,500	(7)	5,500	(7)	5,500	(7)	31.54	2/11/2029	-		-	-	-
	-		12,367	(8)	6,183	(8)	31.48	2/10/2030	-		-	-	-
L.K. Kunkle	-		-		-		-	-	4,353	(1)	175,339	-	-
	-		-		-		-	-	6,487	(2)	261,296	-	-
	-		-		-		-	-	6,994	(3)	281,718	-	-
	10,400		-		-		23.08	2/15/2023	-		-	-	-
	7,100		-		-		35.07	2/11/2024	-		-	-	-
	5,667	(5)	-		2,833	(5)	38.27	2/4/2025	-		-	-	-
	11,500		-		-		24.98	2/10/2026	-		-	-	-
	12,100		-		-		34.10	2/15/2027	-		-	-	-
					11,500	(6)	41.89	2/14/2028	-		-	-	-
	6,417	(7)	6,417	(7)	6,416	(7)	31.54	2/11/2029	-		-	-	-
	-		14,134	(8)	7,066	(8)	31.48	2/10/2030	-		-	-	-
B.C. Richardson	-		-		-		-	-	7,896	(1)	318,051	-	-
	-		-		-		-	-	11,437	(2)	460,682	-	-
	-		-		-		-	-	12,083	(3)	486,703	-	-
	17,400		-		-		35.07	2/11/2024	-		-	-	-
	12,467	(5)	-		6,233	(5)	38.27	2/4/2025	-		-	-	-
	24,650		-		-		34.10	2/15/2027	-		-	-	-
	-		-		20,950	(6)	41.89	2/14/2028	-		-	-	-
	11,334	(7)	11,333	(7)	11,333	(7)	31.54	2/11/2029	-		-	-	-
	-		24,567	(8)	12,283	(8)	31.48	2/11/2029	-		-	-	-

EXECUTIVE COMPENSATION

(1)

Represents a stock-settled RSU award that was granted on February 14, 2018 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(2)

Represents a stock-settled RSU award that was granted on February 11, 2019 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(3)

Represents a stock-settled RSU award that was granted on February 10, 2020 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(4)

Represents a grant of performance shares on May 15, 2014. If a specified EPS goal is met by December 31, 2023 and Mr. Patterson has remained in continuous employment with the Company, then the remaining 50,000 performance shares shall become non-forfeitable and fully vested on May 15, 2024. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(5)

Represents stock-settled SARs granted on February 4, 2015 that vest in increments upon the attainment of stock price hurdles (based on Avient’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $42.10; one-third at $44.01; and one-third at $45.92. The first two stock price hurdles were achieved in 2017. The SARs also were subject generally to time-based vesting in one-third increments on each of the first three anniversaries of the grant date.

(6)

Represents stock-settled SARs granted on February 14, 2018 that vest in increments upon the attainment of stock price hurdles (based on Avient’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $46.08; one-third at $48.17; and one-third at $50.27. No stock price hurdles were achieved in 2020. The SARs are also subject generally to time-based vesting in one-third increments on each of the first three anniversaries of the grant date.

(7)

Represents stock-settled SARs granted on February 11, 2019 that vest in increments upon the attainment of stock price hurdles (based on Avient’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $34.69; one-third at $36.27; and one-third at $37.85. Two of the performance hurdles were met in 2020, and the third performance hurdle was met in early 2021. The SARs are also subject generally to time-based vesting in one-third increments on each of the first three anniversaries of the grant date.

(8)

Represents stock-settled SARs granted on February 10, 2020 that vest in increments upon the attainment of stock price hurdles (based on Avient’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $34.63; one-third at $36.20; and one-third at $37.78. Two of the performance hurdles were met in 2020, and the third performance hurdle was met in early 2021. The SARs are also subject generally to time-based vesting in one-third increments on each of the first three anniversaries of the grant date.

(9)

Represents a stock-settled RSU award that was granted on August 24, 2020 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(10)

Represents stock-settled SARs granted on February 5, 2015 that vest in increments upon the attainment of stock price hurdles (based on Avient’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $42.10; one-third at $44.01; and one-third at $45.92. The first two stock price hurdles were achieved in 2017. The SARs also were subject generally to time-based vesting in one-third increments on each of the first three anniversaries of the grant date. Mr. Midea’s grant date was one day later than the other recipients (because his SARs were granted on the date he was hired), but he was awarded the same stock price hurdles (denominated in dollars) as the other Named Executive Officers for consistency reasons.

EXECUTIVE COMPENSATION

Number of Securities Underlying Unexercised Options (#) Exercisable (column (b))

This column shows the fully vested and exercisable SARs held by the Named Executive Officers as of December 31, 2020.

Number of Securities Underlying Unexercised Options (#) Unexercisable (column (c))

This column shows the unvested and unexercisable SARs held by the Named Executive Officers as of December 31, 2020.

Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (column (d))

This column shows shares underlying unexercised SARs awarded under the applicable Long-Term Incentive Plan that have not been earned as an applicable stock price hurdle has not been met as of December 31, 2020.

Option Exercise Price (column (e))

This column shows the base price for each SAR reported in columns (b), (c) and (d).

Option Expiration Date (column (f))

This column shows the expiration dates for each SAR reported in columns (b), (c) and (d).

Number of Shares or Units of Stock That Have Not Vested (column (g))

This column shows the unvested RSUs held by the Named Executive Officers as of December 31, 2020. The RSUs have dividend equivalent rights that entitle the grantee to dividend equivalents on each common share underlying the award equal to the dividend per share declared and paid on our issued and outstanding common shares. The amounts in this column include all dividend equivalents declared from 2018 through 2020 attributable to the awards (including the fourth quarter dividend declared on October 14, 2020 to shareholders of record on December 18, 2020, which was paid on January 8, 2021).

Market Value of Shares or Units of Stock That Have Not Vested (column (h))

The market value is determined based on the closing stock price of our common shares on December 31, 2020 ($40.28).

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (column (i))

This column shows the performance shares held by the Named Executive Officers as of December 31, 2020 that have not vested and have not been earned. The performance shares have dividend equivalent rights that entitle the grantee to dividend equivalents on each common share underlying the award equal to the dividend per share declared and paid on our issued and outstanding common shares. The amounts in this column include all dividend equivalents declared through 2020 attributable to the awards (including the fourth quarter dividend declared on October 14, 2020 to shareholders of record on December 18, 2020, which was paid on January 8, 2021).

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (column (j))

The market value is determined based on the closing stock price of our common shares on December 31, 2020 ($40.28).

EXECUTIVE COMPENSATION

2020 Option Exercises and Stock Vested

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
R.M. Patterson	-	-	41,380	1,303,056
J.A. Beggs	-	-	-	-
M.A. Garratt	-	-	4,667	146,964
M.J. Midea	-	-	4,192	132,006
L.K. Kunkle	30,600	620,250	4,246	133,707
B.C. Richardson	25,150	355,118	8,641	272,105

Option Awards (columns (b) and (c))

Column (b) reports exercises of SARs during 2020 on an aggregate basis. The value realized on exercise (column (c)) was computed based on the difference between the closing stock price of the underlying securities at exercise and the base price of the SARs. The net number of shares acquired by Ms. Kunkle as a result of SAR exercises during 2020 was 12,042. The net number of shares acquired by Mr. Richardson as a result of SAR exercises during 2020 was 5,957.

Stock Awards (columns (d) and (e))

Column (d) reports the vesting of RSUs during 2020 on an aggregate basis. For all applicable Named Executive Officers the stock awards include RSUs that were granted on February 15, 2017and vested on February 15, 2020. The amounts in these columns include shares awarded through a dividend equivalent feature under the applicable Long-Term Incentive Plan.

The value realized on vesting (column (e)) was computed by multiplying the number of vested RSUs or performance shares, as applicable, including the corresponding dividend equivalents, by the closing stock price of the underlying securities on the trading day prior to the vesting date.

2020 Nonqualified Deferred Compensation

We offer a defined contribution retirement benefit to all eligible Avient participants through the Qualified Savings Plan. The Qualified Savings Plan provides employees with individual retirement accounts funded by contributions including an employer-paid match on employee contributions dollar-for-dollar on the first 3% of earnings the employee contributes plus $0.50 per dollar on the next 3% of earnings the employee contributes. The Internal Revenue Code limits employee contributions to the Qualified Savings Plan to $19,500 ($26,000 for participants over age 50), and earnings upon which employee/employer contributions may be made are limited to $285,000 in 2020.

We currently offer participation in a nonqualified deferred compensation retirement plan, called the Avient Supplemental Retirement Benefit Plan, to specified employees that include the Named Executive Officers. This plan is an unfunded, nonqualified plan that provides benefits similar to our Qualified Savings Plan, but without Internal Revenue Code contribution and earnings limitations. The Named Executive Officers are permitted to elect to defer up to 90% of their salary and annual bonus into the plan. The amounts deferred are credited to accounts selected by the Named Executive Officer that mirror the investment alternatives available in our Qualified Savings Plan. Each Named Executive Officer who participates in the Avient Supplemental Retirement Benefit Plan is 100% vested in that portion of their account that is attributable to elective deferrals and the Company match. A Named Executive Officer’s vested accounts will commence to be paid to them within 30 days of the date of their termination of employment with us in the form of payment they selected (lump-sum payment or payment in installments over a period not exceeding 10 years) on an election form received by us.

In April 2019, our Board approved an amendment to the Avient Supplemental Retirement Benefit Plan to add a Company stock fund investment feature to mirror the investment alternatives available under the Qualified Savings Plan. This feature also provides for deemed reinvestment of dividend equivalents on amounts attributed to the

EXECUTIVE COMPENSATION

Company stock fund. The plan also permits the payout of balances deemed invested in the Company stock fund investment feature in the form of Company common shares (or cash for fractional shares).

The Avient Supplemental Retirement Benefit Plan is subject to the rules of Code Section 409A, which restricts the timing of distributions. Thus, payment, or commencement of payment, to the Named Executive Officers of their accounts may need to be delayed by six months following their separation from service with us.

Name	Aggregate Balance at 12/31/2019 ($)(1)	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)(5)
R.M. Patterson	4,928,073	318,950	72,441	1,740,107		7,059,571
J.A. Beggs	-	109,226	-	6,497		115,723
M.A. Garratt	662,017	112,483	14,769	375,305		1,164,575
M.J. Midea	260,064	42,153	12,742	151,257		466,216
L.K. Kunkle	719,714	40,627	14,457	129,597		904,396
B.C. Richardson	1,428,384	123,420	26,475	99,549		1,677,828

(1)

Includes the following amounts reported as “Salary,” “Non-Equity Incentive Plan Compensation,” or “All Other Compensation” for the Named Executive Officers in our summary compensation tables for prior fiscal years: $3,097,312 for Mr. Patterson, $0 for Ms. Beggs, $400,194 for Mr. Garratt, $0 for Mr. Midea, $94,583 for Ms. Kunkle, and $1,126,139 for Mr. Richardson.

(2)

These reflect actual amounts earned by the Named Executive Officers in 2020 that have been deferred on a voluntary basis. All amounts reflected in this column are included in the 2020 Summary Compensation Table of this proxy statement as “Salary” or “Non-Equity Incentive Plan Compensation.”

(3)

This column contains contributions by us in the last fiscal year under the Avient Supplemental Retirement Benefit Plan, which provides for benefits in excess of amounts permitted to be contributed under our Qualified Savings Plan. All of the amounts in this column are included in the “All Other Compensation” column of the 2020 Summary Compensation Table of this proxy statement.

(4)	Because amounts included in this column do not include above-market or preferential earnings, none of these amounts are included in the 2020 Summary Compensation Table of this proxy statement.

(5)	A portion of the balance reflected in the table represents amounts earned by the Named Executive Officers, which they have elected to defer on a voluntary basis.

Potential Payments Upon Termination or Change of Control

Summary of Potential Payments

Our plans, agreements, arrangements or typical practices would provide severance benefits to our Named Executive Officers (except, after his retirement, for Mr. Richardson) in varying amounts to the executive under certain scenarios. We do not have employment agreements with our Named Executive Officers. We do have management continuity agreements (“Continuity Agreements”) with each of our other continuing Named Executive Officers that provide for specified benefits upon a termination of employment following a change of control, and each of our continuing Named Executive Officers participates in our Executive Severance Plan. Further, other Company plans, agreements and arrangements may provide for specified benefits upon a change of control (or for acceleration of such benefits). Severance and other benefits that are payable upon a termination of employment or upon a change of control are described below. The table following this narrative discussion summarizes the amounts payable upon termination or a change of control under certain circumstances to our Named Executive Officers (other than Mr. Richardson), assuming that the executive’s employment terminated on December 31, 2020.

EXECUTIVE COMPENSATION

Management Continuity Agreements

We have entered into Continuity Agreements with all of our elected corporate officers, including each of the Named Executive Officers. The Continuity Agreements serve to encourage these key executives to carry out their duties and provide continuity of management in the event of a “change of control” of Avient. The continuing Named Executive Officers are provided with severance protection for a period of three years (for Mr. Patterson and Ms. Kunkle) and two years (for Messrs. Garratt and Midea, and Ms. Beggs) should their employment be terminated either by us without cause or by the executive for good reason following a change of control. The Continuity Agreements are automatically renewed each year unless we give prior notice of termination and do not provide any assurance of continued employment. For these purposes, “change of control”, “cause” and “good reason” have the meanings ascribed to such terms in the Continuity Agreements.

If a change of control occurs and the Named Executive Officer’s employment is terminated by us or a successor for reasons other than “cause” or is terminated voluntarily by the individual for “good reason,” in each case during the severance protection period, then the Continuity Agreements generally provide that the individual would be entitled to receive:

•	A lump-sum payment equal to two or three years (depending on the executive) of the base salary in effect immediately prior to the change of control, or if greater, on the termination date;

•

A lump-sum payment equal to two or three times (depending on the executive) the executive’s targeted Annual Incentive Amount, as that term is defined the Continuity Agreement, in effect prior to the change of control;

•	Employee health and welfare benefits (excluding the long-term disability plan) for up to two or three years (depending on the executive) at active employee rates;

•	An allowance equal to one year of financial planning/tax preparation that the executive was entitled to receive prior to the change of control;

•	A lump-sum payment equal to the employer contributions required to be made to certain retirement plans on behalf of the executive for the year of the change of control or the year of termination; and

None of the agreements contain a single trigger or a modified single trigger for benefits. The Continuity Agreements do not provide for benefits upon death or disability following a change of control. The Continuity Agreements also do not provide for tax gross-ups for any excise taxes due under the Internal Revenue Code for any so-called “golden parachute” payments made under the agreements (except for Named Executive Officers with “grandfathered” Continuity Agreements).

To the extent a payment or benefit that is paid or provided under a Continuity Agreement would also be paid or provided under the terms of another plan, program, agreement, arrangement or legal requirement, the executive would be entitled to payment under the Continuity Agreement or such other applicable plan, program, agreement, arrangement or legal requirement, whichever provides for greater benefits, but would not be entitled to benefits under both the Continuity Agreement and such other plan, program, agreement, arrangement or legal requirement.

In addition, in order to receive payment and benefits under the Continuity Agreement, the Named Executive Officer must execute a release of claims against Avient and comply with confidentiality, non-compete and non-solicitation covenants for two or three years, depending on the executive.

Executive Severance Plan

The Compensation Committee has adopted the Executive Severance Plan. The Executive Severance Plan provides for severance payments upon certain terminations of employment to our Named Executive Officers and other elected officers who are expected to make substantial contributions to our success and thereby provide for stability and continuity of operations.

EXECUTIVE COMPENSATION

The Executive Severance Plan provides that, if Avient terminates the employment of a Named Executive Officer for any reason other than Cause (as defined in the Executive Severance Plan), death or disability, then the Named Executive Officer will be entitled to receive:

•	Salary continuation payments in an amount equal to two times the Named Executive Officer’s base salary;

•	A payment in an amount equal to the Named Executive Officer’s annual bonus under the annual incentive program as earned for the year in which the separation occurs;

•	Reimbursement for the costs previously paid by us for continued coverage for two years in our medical, dental and vision plans, plus any taxes imposed as a result of such reimbursement; and

•	Fees for outplacement benefits for a period of 12 months.

We do not have to make payments to Named Executive Officers under the Executive Severance Plan if they are entitled to receive payment under a Continuity Agreement discussed above. In addition, in order to receive payments under the Executive Severance Plan, the Named Executive Officer must execute a release of claims against us and is subject to confidentiality, non-compete, non-solicitation and non-disparagement covenants during the two-year severance period.

Retirement of Former Chief Financial Officer

For more information about Mr. Richardson’s compensation in connection with his December 1, 2020 retirement from the Company, see the “Retirement of Former Executive” section in the Compensation Discussion and Analysis portion of this proxy statement.

Long-Term Incentive Awards

Each of the grant agreements evidencing outstanding awards of RSUs, SARs, cash-settled performance units and performance shares provide that the vesting of such award will accelerate upon a change of control. In the event of a change of control, cash-settled performance units for which all performance periods are completed as of December 31, 2020 are valued at actual attainment, and cash-settled performance units for which all performance periods are not completed as of December 31, 2020 are valued at target attainment. For this purpose, a “change of control” is defined in the applicable Long-Term Incentive Plan.

The grant agreements also provide for prorated vesting upon death, disability and retirement, as those terms are defined in the grant agreements. In the case of such prorated vesting, cash-settled performance units are generally valued based on actual performance for the applicable performance period (which, for performance periods that were not completed as of December 31, 2020, we have assumed to be target performance for purposes of the table below). Also in the case of such prorated vesting, SARs generally only vest if the performance hurdles have been met as of the date of death, disability or retirement, except that SARs granted in 2018 and later remain eligible to vest if the performance hurdles are satisfied after such termination event.

Retirement Benefits

The Avient Supplemental Retirement Benefit Plan that is made available to all of our Named Executive Officers has provisions relating to the termination of employment with Avient. These payments are described more fully in the disclosure provided in the “2020 Nonqualified Deferred Compensation” section of this proxy statement.

Payments and Benefits Upon Termination — As of the End of Fiscal Year 2020

The following table summarizes the amounts payable to the Named Executive Officers (other than Mr. Richardson) upon termination under specified circumstances or upon a change of control. The data below assumes that each triggering event listed in the tables occurred on December 31, 2020 and that the stock price for our common shares was $40.28, the closing stock price of our common shares on December 31, 2020.

EXECUTIVE COMPENSATION

Name	Benefits and Payments	Voluntary Termination ($)	Retirement (1) ($)	Disability ($)	Death ($)	Involuntary Termination with Cause ($)	Involuntary Termination without Cause ($)	Termination without Cause or for Good Reason Following a Change of Control ($)
R.M. Patterson	Cash Severance Benefit (2)	-	-	-	-	-	3,773,560	7,260,000
	Annual Incentive for Year of Termination	-	-	1,573,560	1,573,560	-	-	-
	Cash-Settled Performance Units (3)	-	-	2,458,372	2,458,372	-	-	3,889,080
	Restricted Stock Units (4)	-	-	3,344,770	3,344,770	-	-	5,762,417
	Performance Shares (5)	-	-	1,499,504	1,499,504	-	-	2,260,675
	Unexercisable Stock Options/SARs (4)	-	-	1,526,977	1,526,977	-	-	2,457,230
	Health and Welfare Benefits (6)	-	-	-	-	-	40,462	60,693
	Financial Planning Services (7)	-	-	-	-	-	-	13,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	334,130
	Excise Tax Gross-up (8)	-	-	-	-	-	-	5,976,986
J.A. Beggs	Cash Severance Benefit (2) (8)	-	-	-	-	-	1,195,254	1,194,859
	Annual Incentive for Year of Termination	-	-	145,254	145,254	-	-	-
	Cash-Settled Performance Units (3)	-	-	-	-	-	-	-
	Restricted Stock Units (4)	-	-	192,458	192,458	-	-	1,621,270
	Unexercisable Stock Options/SARs (4)	-	-	-	-	-	-	-
	Health and Welfare Benefits (6)	-	-	-	-	-	14,194	14,194
	Financial Planning Services (7)	-	-	-	-	-	-	10,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	80,330
M.A. Garratt	Cash Severance Benefit (2) (8)	-	-	-	-	-	1,223,082	1,423,283
	Annual Incentive for Year of Termination	-	-	323,082	323,082	-	-	-
	Cash-Settled Performance Units (3)	-	-	287,524	287,524	-	-	452,490
	Restricted Stock Units (4)	-	-	392,972	392,972	-	-	673,039
	Unexercisable Stock Options/SARs (4)	-	-	177,206	177,206	-	-	285,136
	Health and Welfare Benefits (6)	-	-	-	-	-	104,870	104,870
	Financial Planning Services (7)	-	-	-	-	-	-	10,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	64,800
M.J. Midea	Cash Severance Benefit (2) (8)	-	-	-	-	-	1,151,599	1,016,070
	Annual Incentive for Year of Termination	-	-	301,599	301,599	-	-	-
	Cash-Settled Performance Units (3)	-	-	263,358	263,358	-	-	417,660
	Restricted Stock Units (4)	-	-	358,855	358,855	-	-	620,272
	Unexercisable Stock Options/SARs (4)	-	-	161,023	161,023	-	-	262,140
	Health and Welfare Benefits (6)	-	-	-	-	-	40,462	40,462
	Financial Planning Services (7)	-	-	-	-	-	-	10,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	61,200
L.K. Kunkle	Cash Severance Benefit (2)	-	-	-	-	-	1,220,850	2,160,000
	Annual Incentive for Year of Termination	-	-	320,850	320,850	-	-	-
	Cash-Settled Performance Units (3)	-	-	302,743	302,743	-	-	480,040
	Restricted Stock Units (4)	-	-	414,602	414,602	-	-	714,930
	Unexercisable Stock Options/SARs (4)	-	-	189,423	189,423	-	-	304,423
	Health and Welfare Benefits (6)	-	-	-	-	-	31,601	47,402
	Financial Planning Services (7)	-	-	-	-	-	-	10,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	97,200
	Excise Tax Gross-up (8)	-	-	-	-	-	-	-

(1)	Retirement is generally defined as the executive’s attainment of age 55 with 10 years of service or age 58 with five years of service.

(2)

Cash severance benefits are payable (a) in the event of an involuntary termination without cause, under the Executive Severance Plan or (b) in the event of an involuntary termination following a change of control, under the Continuity Agreement.

(3)

Cash-settled performance units granted in 2020 and 2019 reflect a prorated target amount in cases of retirement, disability or death. For cash-settled performance units granted in 2018, awards reflect actual

EXECUTIVE COMPENSATION

attainment. In the case of involuntary termination following a change of control, awards granted in 2020 and 2019 reflect the full value award at target.

(4)

RSUs and unexercisable stock options/SARs granted in 2020, 2019 and 2018 reflect a prorated amount of the award in cases of retirement, disability or death. In the case of involuntary termination following a change of control, all of these awards reflect their full value.

(5)	Performance shares granted in 2014 reflect a prorated amount in cases of disability or death. In the case of involuntary termination following a change of control, all awards reflect their full value.

(6)

Continuation of health and welfare benefits is provided under the Executive Severance Plan in the event of an involuntary termination without cause or the Continuity Agreement in the event of an involuntary termination following a change of control.

(7)	Continuation of financial planning benefits is provided under the terms of the Continuity Agreements.

(8)

For Mr. Patterson and Ms. Kunkle, this represents the amount of excise tax that would be imposed on the executive under Code Section 280G and a tax gross-up amount relating to the payment of such tax. Messrs. Garratt and Midea, and Ms. Beggs are not provided a Code Section 280G gross-up benefit under their Continuity Agreements; instead, their severance benefits will be reduced in the event that an excise tax would be imposed on them under Code Section 280G in an amount sufficient to eliminate the excise tax. Messrs. Garratt and Midea, and Ms. Begg’s severance benefits in the event of a Termination without Cause or for Good Reason Following a Change of Control have been reduced by $16,717, $343,930, and $590,141, respectively, as all three were determined to be over the excise tax limit. Ms. Kunkle is under the excise tax limit and would not be subject to an excise tax.

CEO Pay Ratio Disclosure

The SEC has adopted rules requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the CEO.

CEO Annual Total Compensation for 2020: $7,009,374

Median Employee Annual Total Compensation for 2020: $51,786

Ratio of CEO to Median Employee Annual Total Compensation for 2020: 135

In determining the median employee, we used a consistently applied compensation measure (“CACM”) for all employees (other than the CEO) included in the determination. Our CACM was eligible earnings (which includes base wages, overtime, shift differentials, lump sum merit payments, designated paid time off, including holiday pay, jury duty pay, military adjustment pay, and vacation pay, and any work day premiums earned and paid to an active employee during the period) plus annual target cash incentive. To determine the median employee, all global employees as of December 31, 2020 were evaluated, except for the employees acquired in June 2020 with the Clariant Masterbatch business (3,396 employees). The group of evaluated employees did not include any independent contractors. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of determining our median employee. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2020. In determining the median employee, we annualized the total compensation for such individuals by extending their eligible earnings over the full annual period but avoided creating full-time equivalencies.

The global employee evaluation focused on each employee’s eligible earnings and annual target cash incentive for the period January 1, 2020 to December 31, 2020. Eligible earnings for employees outside of the United States were converted to United States Dollars by applying the applicable exchange rates in effect on December 31, 2020. The eligible earnings and annual target cash incentive amounts were then added together to determine each employee’s CACM and the median employee was selected. Due to the fact that we had an even number of employees on our determination date, we had two median employees. We chose the employee that better represents the median of the overall employee population. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described above.

EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

During 2020, Robert E. Abernathy, Richard H. Fearon, Kerry J. Preete, William H. Powell, and William A. Wulfsohn served on the Compensation Committee. None of our executive officers was a member of the board of directors or compensation committee of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC during 2020.

Risk Assessment of the Compensation Programs

As part of the Compensation Committee’s annual governance process, in October 2020 we conducted a formal assessment of our compensation programs to ensure that they do not create risks that are reasonably likely to have a material adverse effect on Avient. With guidance from the Consultant, our Internal Audit and Human Resources groups completed the initial risk assessment of our compensation programs, including those that extend beyond the executive officers. The assessment was reviewed by our legal department and the Consultant, with these groups providing additional analysis and validation of the results. The results of the compensation risk assessment were presented to the Compensation Committee at its October 2020 meeting. The areas we considered in determining that our compensation programs do not pose a material risk to Avient included our:

Compensation Philosophy	Payout Curves	Clawback Policy
Compensation Plan Design	Weightings of Incentive Plan Measures	Anti-Hedging/Anti-Pledging Policies
Balanced Pay Mix	Compensation Plan Governance and Oversight	Stock Ownership Requirements
Timing on Incentive Payouts	Selection of Performance Measures	Pay-for-Performance Validation

As a result of the assessment, the Compensation Committee concluded that our compensation structures are appropriate and no material risks were identified.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to the Board the inclusion of the Compensation Discussion and Analysis in this proxy statement and in Avient’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

The Compensation Committee

of the Board of Directors

Robert E. Abernathy

Richard H. Fearon

Kerry J. Preete, Chair

William A. Wulfsohn

MISCELLANEOUS

MISCELLANEOUS PROVISIONS

Voting at the Meeting

Shareholders of record at the close of business on March 16, 2021 are entitled to vote at the Annual Meeting. On that date, a total of 91,294,622 common shares were outstanding. Each share is entitled to one vote.

The affirmative vote of a majority of the common shares represented and voting, in person (including virtually) or by proxy, at any meeting of shareholders at which a quorum is present is required for action by shareholders on any matter, unless the vote of a greater number of shares or voting by classes or series is required under Ohio law. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Shareholders will not be entitled to dissenter’s rights with respect to any matter to be considered at the Annual Meeting.

Directors are elected by a plurality of the votes of shares present, in person (including virtually) or by proxy, and entitled to vote on the election of Directors at a meeting at which a quorum is present. An abstention or a broker non-vote has the same effect as a ”withhold” vote with respect to a Director nominee, as each abstention or broker non-vote would be one less vote in favor of a Director nominee. Your broker or other nominee will not be able to vote your shares with respect to the election of Directors if you have not provided directions to your broker. We strongly encourage you to submit your proxy card and/or voting instruction card and exercise your right to vote as a shareholder. Holders of common shares have no cumulative voting rights. If any of the nominees listed in the “Proposal 1 – Election of Board of Directors” section of this proxy statement becomes unable or declines to serve as a Director, each properly signed proxy card will be voted for another person recommended by the Board. However, we have no reason to believe that this will occur.

Because the vote to approve Named Executive Officer compensation is advisory, there is technically no minimum vote requirement for this proposal. However, if there are a significant number of negative votes, we will seek to understand the concerns that influence the votes and expect to address them in making future decisions about our executive compensation programs. An abstention or broker non-vote will have no effect on this proposal as the abstention or broker non-vote will not be counted in determining the number of votes cast.

The affirmative vote of holders of at least a majority of the shares cast, in person (including virtually) or by proxy, is necessary for the ratification of the appointment of EY as our independent registered public accounting firm. Because the proposal to ratify the appointment of EY is considered “routine,” your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions. An abstention will have no effect on this proposal as the abstention will not be counted in determining the number of votes cast.

We know of no other matters that will be presented at the Annual Meeting; however, if other matters do properly come before the Annual Meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

Shareholder Proposals

Any shareholder who wishes to submit a proposal in accordance with Rule 14a-8 promulgated under the Exchange Act to be considered for inclusion in next year’s Proxy Statement should send the proposal to us, addressed to the Secretary, so that it is received on or before November 30, 2021. We suggest that all proposals be sent by certified mail, return receipt requested.

Additionally, a shareholder may submit a proposal, including the nomination of Directors, for consideration at the 2022 Annual Meeting, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with Regulation 8(c) of our Regulations. In general, Regulation 8(c) provides that, to be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary at our principal executive offices not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s Annual Meeting. If the date of the 2022 Annual Meeting is delayed by more than 60 calendar days after the anniversary of the 2021 Annual Meeting, then a shareholder’s notice must be delivered to our principal executive offices not later than the close of business on the later of the 90th calendar day prior to the 2022 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2022 Annual Meeting is first made.

MISCELLANEOUS

Our proxy materials for the 2021 Annual Meeting will be mailed on or about March 30, 2021. Sixty days prior to the first anniversary of this date will be January 29, 2022, and 90 days prior to the first anniversary of this date will be December 30, 2021. Our proxies for the 2022 Annual Meeting will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Regulation 8(c). For business to be properly requested by a shareholder to be brought before the 2022 Annual Meeting, the shareholder must comply with all of the requirements of Regulation 8(c), not just the timeliness requirements set forth above.

Proxy Solicitation

Avient is making this proxy solicitation and will bear the expense of preparing, printing and mailing this notice and proxy statement. In addition to requesting proxies by mail, our officers and regular employees may request proxies by telephone or in person. We have retained Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902, to assist in the solicitation for an estimated fee of $7,500 plus reasonable expenses. We will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. We will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

We are mailing our Annual Report to Shareholders, including consolidated financial statements for the year ended December 31, 2020, to shareholders of record with this proxy statement.

We will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2020, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Avient Center, 33587 Walker Road, Avon Lake, Ohio 44012, Attention: Secretary.

For the Board of Directors

Avient Corporation

Lisa K. Kunkle

Senior Vice President, General Counsel & Secretary

March 30, 2021

Appendix A

APPENDIX A

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share data)

Senior management uses comparisons of adjusted net income from continuing operations attributable to Avient shareholders and diluted adjusted earnings per share (EPS) from continuing operations attributable to Avient shareholders, excluding special items, to assess performance and facilitate comparability of results. Senior management believes these measures are useful to investors because they allow for comparison to Avient’s performance in prior periods without the effect of items that, by their nature, tend to obscure Avient’s operating results due to the potential variability across periods based on timing, frequency and magnitude. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. Below is a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP.

Adjusted EPS attributable to Avient common shareholders is calculated as follows:

	Year Ended December 31,

	2020	2019
Net income from continuing operations attributable to Avient common shareholders	$131.0	$75.5

Special items, before tax (1)	66.2	61.7

Special items, tax adjustments (1)	(40.4)	(5.9)

Adjusted net income from continuing operations attributable to Avient common shareholders	$156.8	$131.3

Diluted shares	90.5	77.7

Adjusted EPS attributable to Avient common shareholders	$1.73	$1.69

Senior management uses operating income before special items to assess performance and allocate resources because senior management believes that these measures are useful in understanding current profitability levels and how it may serve as a basis for future performance. In addition, operating income before the effect of special items is a component of Avient annual and long-term employee incentive plans and is used in debt covenant computations. Senior management believes these measures are useful to investors because they allow for comparison to Avient’s performance in prior periods without the effect of items that, by their nature, tend to obscure Avient’s operating results due to the potential variability across periods based on timing, frequency and magnitude. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. Below is a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP.

	Year Ended December 31,

Reconciliation to Consolidated Statements of Income	2020	2019
Operating income - GAAP	$156.8	$156.8

Special items in operating income (1)	71.7	42.4

Operating income adjusted	$228.5	$228.5

A-1

Appendix A

The following pro forma adjustments are referenced by management to provide comparable business performance by incorporating the Clariant Masterbatch business in periods prior to the acquisition date (July 1, 2020). Financial information referenced here is provided to aid in reconciling back to the most comparable GAAP figures.

Reconciliation of Pro Forma Adjusted Earnings per Share:	Year Ended December 31,

	2020	2019

Net income from continuing operations attributable to Avient shareholders	$131.0	$75.5

Special items, after tax	25.8	55.8

Adjusted net income from continuing operations excluding special items	156.8	131.3

Clariant Masterbatch pro forma adjustments to net income from continuing operations(2)	20.7	30.4

Pro forma adjusted net income from continuing operations attributable to Avient shareholders	$177.5	$161.7

Weighted average diluted shares	90.5	77.7

Pro forma impact to diluted shares from January 2020 equity offering	1.6	15.3

Pro forma weighted average diluted shares	92.1	93.0

Pro forma adjusted EPS - excluding special items pro forma for Clariant MB acquisition	$1.93	$1.74

(1)

Special items include charges related to specific strategic initiatives or financial restructuring such as: consolidation of operations; debt extinguishment costs; costs incurred directly in relation to acquisitions or divestitures, including adjustments related to contingent consideration; employee separation costs resulting from personnel reduction programs, plant realignment costs, executive separation agreements; asset impairments; mark-to-market adjustments associated with actuarial gains and losses on pension and other post-retirement benefit plans; environmental remediation costs, fines, penalties and related insurance recoveries related to facilities no longer owned or closed in prior years; gains and losses on the divestiture of operating businesses, joint ventures and equity investments; gains and losses on facility or property sales or disposals; results of litigation, fines or penalties, where such litigation (or action relating to the fines or penalties) arose prior to the commencement of the performance period; one-time, non- recurring items; and the effect of changes in accounting principles or other such laws or provisions affecting reported results. Tax adjustments include the net tax benefit/(expense) from special items, one-time income tax items, adjustments to uncertain tax position reserves and deferred income tax valuation allowances.

(2)	Pro forma adjustments for the periods prior to the Clariant MB Acquisition (July 1, 2020) and to give effects to the financing for the acquisition.

A-2

AVIENT CORPORATION 33587 WALKER ROAD AVON LAKE, OH 44012	VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 12, 2021. Have your proxy and voting instruction card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AVNT2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 12, 2021. Have your proxy and voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D35738-P48927	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AVIENT CORPORATION					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL nominees listed in Proposal 1 and FOR Proposals 2 and 3.
1.	Election of Directors:				☐	☐	☐
	Nominees:

	01)	Robert E. Abernathy	06)	Kim Ann Mink Ph.D.
	02)	Richard H. Fearon	07)	Robert M. Patterson
	03)	Gregory J. Goff	08)	Kerry J. Preete
	04)	William R. Jellison	09)	Patricia Verduin Ph.D.
	05)	Sandra Beach Lin	10)	William A. Wulfsohn
									For	Against	Abstain

2.	Approval, on an advisory basis, of named executive officer compensation.								☐	☐	☐

3.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2021.								☐	☐	☐

NOTE: Shareholders will also consider and transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY AND VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Avient Corporation

2021 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 13, 2021

9:00 a.m.

Virtually via live webcast at www.virtualshareholdermeeting.com/AVNT2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D35739-P48927

AVIENT CORPORATION

This proxy and voting instruction card is solicited by the Board of Directors for use at and in connection with the Annual Meeting of Shareholders on May 13, 2021.

The shares of common stock held will be voted as you specify on the reverse side.

If no choice is specified, this proxy and voting instruction card will be voted FOR ALL nominees listed in Proposal 1 and FOR Proposals 2 and 3.

By signing this proxy and voting instruction card, you revoke all prior proxies and appoint Lisa K. Kunkle, Jamie A. Beggs, and João José San Martin, and each of them, with full power of substitution, to vote the common shares of Avient Corporation, held of record on March 16, 2021, on the matters shown on the reverse side hereof and on any other matters that may come before the Annual Meeting of Shareholders and all adjournments or postponements.

IMPORTANT NOTICE TO PARTICIPANTS IN THE AVIENT RETIREMENT SAVINGS PLAN AND AVIENT CANADA RETIREMENT SAVINGS PROGRAM:

As a participant under either the Avient Retirement Savings Plan or the Avient Canada Retirement Savings Program (each a “Plan” and together the “Plans”), Fidelity Management Trust Company and Sun Life Financial, each as Trustee of one of the Plans, have been requested to forward you important information concerning your rights as a participant in either of these Plans. The number of common shares you are eligible to direct the applicable Trustee to vote is based on your balance in the applicable Plan (based on your balance in the Avient Stock Fund) on March 16, 2021, the record date for the determination of shareholders eligible to vote at the Annual Meeting of Shareholders to be held on May 13, 2021.

We encourage you to exercise your rights under either of the Plans. Please review the enclosed documents carefully before deciding how to direct the applicable Trustee. Because the common shares in the Plans are registered in the name of the applicable Trustee, you will not be able to direct the common shares attributable to your interest in either Plan electronically online during the Annual Meeting of Shareholders. To give a proper direction, you must vote by returning this completed proxy and voting instruction card, signed and dated, in the enclosed envelope or by following telephone or internet voting procedures set forth in this proxy and voting instruction card. Directions must be received by May 11, 2021.

If you give a proper direction, the applicable Trustee will vote the common shares attributable to your interest in either of the Plans as you direct, unless otherwise required by law. If you do not give a proper direction, the applicable Trustee will vote the common shares attributable to your interest in the same proportion as the proper directions that the Trustee does receive, unless otherwise required by law.

Directions received after May 11, 2021 will not be counted for common shares held in the Plans. Your direction to either of the Trustees is confidential and will not be disclosed unless required by law.

As a participant under either the Avient Retirement Savings Plan or the Avient Canada Retirement Savings Program, I hereby direct Fidelity Management Trust Company as Trustee of the Avient Retirement Savings Plan or Sun Life Financial as Trustee of the Avient Canada Retirement Savings Program to vote (electronically online during the Annual Meeting of Shareholders or by proxy), as designated on the reverse side, the whole number of common shares of Avient Corporation that are held by the applicable Trustee and attributable to my interest in the applicable Plan on March 16, 2021, and also a proportionate number of shares as of such date to which no directions have been received, at the Annual Meeting of Shareholders to be held on May 13, 2021.

Address changes and comments can be directed to Avient’s Investor Relations Department at investorrelations@avient.com See reverse for voting instructions.